UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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THE MICHAELS COMPANIES, INC.
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8000 Bent Branch Dr.

Irving, TX 75063

April 19, 2016

Dear Stockholder:

We cordially invite you to attend our 2016 Annual Meeting of Stockholders on Wednesday, June 1, 2016, at 9:30 a.m. (local time), to be held at 8000 Bent Branch Dr., Irving, TX 75063

The Michaels Companies, Inc. has elected to deliver our proxy materials to our stockholders over the Internet under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On April 19, 2016, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2016 Annual Meeting of Stockholders and our 2015 Annual Report. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The Notice will serve as an admission ticket for one stockholder to attend the 2016 Annual Meeting of Stockholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one stockholder to attend the Annual Meeting of Stockholders. All stockholders must also present a valid form of government‑issued picture identification in order to attend.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible.

We hope that you will be able to join us on June 1st.

Sincerely,

Carl S. Rubin

Chairman and Chief Executive Officer

The Michaels Companies, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 1, 2016

The Annual Meeting of Stockholders of The Michaels Companies, Inc. (the “Company” or “Michaels”) will be held at the Company’s Support Center, 8000 Bent Branch Drive, Irving, TX 75063 on Wednesday, June 1, 2016 at 9:30 a.m. (local time) for the following purposes as further described in the proxy statement accompanying this notice:

•	To elect the directors standing for election as specifically named in the proxy statement.

•	To ratify the appointment of Ernst & Young, LLP as the independent registered public accounting firm of the Company for the current fiscal year.

•	Any other business properly brought before the meeting.

Stockholders of record at the close of business on April 7, 2016 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Michaels stockholder as of the close of business on April 7, 2016, or hold a valid proxy for the Annual Meeting from such a stockholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one stockholder to attend the 2016 Annual Meeting of Stockholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one stockholder to attend the Annual Meeting of Stockholders. You may alternatively present a brokerage statement showing proof of your ownership of Michaels stock as of April 7, 2016. All stockholders must also present a valid form of government‑issued picture identification in order to attend. Please allow additional time for these procedures.

By Order of the Board of Directors

Michael J. Veitenheimer
Secretary

Irving, Texas

April 19, 2016

The Michaels Companies, Inc.

ANNUAL MEETING OF STOCKHOLDERS

June 1, 2016

PROXY STATEMENT

The Board of Directors of The Michaels Companies, Inc. is soliciting your proxy for the 2016 Annual Meeting. Attendance in person or by proxy of a majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the Internet, using the procedures and instructions described on the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received. If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. You may vote by telephone using the toll‑free telephone number contained on the Notice, proxy card, or voting instruction card. Both Internet and telephone voting provide easy‑to‑follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected.

You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later‑dated proxy card, or delivering a written revocation to the Secretary of Michaels.

Stockholders of record at the close of business on April 7, 2016 are entitled to vote at the meeting. Each of the 207,548,938 shares of Common Stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the Annual Report to Stockholders for our fiscal year ended January 30, 2016 (fiscal 2015) are being first mailed or made available to stockholders on or about the date of the notice of meeting. Our address is 8000 Bent Branch Drive, Irving, TX 75063.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 1, 2016: Our proxy statement is attached. Financial and other information concerning Michaels is contained in our annual report to stockholders for the fiscal year ended January 30, 2016. The proxy statement and our fiscal 2015 annual report to stockholders are available on our website at http://investors.michaels.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Charter provides for no fewer than three and no more than fifteen Directors, with the exact number to be fixed by our Board of Directors. Our Board currently consists of eleven Directors. The current term of all of our Directors expires at the Annual Meeting.

All of our current Directors are standing for election at the Annual Meeting. The eleven nominees for Director have been recommended for nomination by our Nominating Committee and nominated by our Board for election at the Annual Meeting. In connection with our initial public offering, we entered into an investor agreement with the affiliates of or funds advised by two investment firms, Bain Capital Partners, LLC (“Bain”) and The Blackstone Group L.P. (“Blackstone”, and, collectively, together with their applicable affiliates, the “Sponsors”). The investor agreement granted each of the Sponsors the right, subject to certain conditions, to name representatives to our Board and committees of our Board. Each Sponsor currently has the right to designate up to three nominees for election to our Board. The sponsor nominees are Joshua Bekenstein, Lewis S. Klessel and Matthew S. Levin as designees of Bain, and Nadim El Gabbani and Peter F. Wallace as designees of Blackstone.

In making its recommendations for nominees not named by our Sponsors, the Nominating Committee seeks nominees with established strong professional reputations, sophistication and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as marketing and brand management; sales, buying and distribution; accounting, finance and capital structure; strategic planning and leadership of complex organizations; technology and social and digital media; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other public companies, and each of our nominees has an understanding of corporate governance practices and trends.

In addition, all of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below. The Board believes that each of the nominees listed brings strong skills and experience to the Board, giving the Board as a group the appropriate skills to exercise its responsibilities.

Each nominee has consented to be named as a nominee for election as a Director and has agreed to serve if elected. Except as otherwise described below, if any of the nominees is not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes designated by our Board of Directors, unless the Board chooses to reduce further the number of Directors. Management is not aware of any circumstances that would render any nominee unavailable. At the Annual Meeting, Directors will be elected to hold office until the 2017 Annual Meeting or until their successors are elected and qualified, as provided in our by‑laws.

Members of the Board are elected by a plurality of the votes cast at the Annual Meeting. This means that the director nominees with the most votes will be elected. Shares voting “Abstain” or broker non‑votes will have no effect on the election of Directors. Brokers, banks and other nominees have no discretionary voting power in respect of this item. See, “Voting Requirements and Proxies.”

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nominees as director.

Set forth below is information concerning each of our incumbent directors standing for election, including their ages as of April 7, 2016, present principal occupations, other business experiences during at least the last five years, membership on committees of the Board, public company directorships held during the last five years and certain other directorships. Effective September 10, 2015, the Board appointed Mr. Ford to fill a vacancy on the Board. Outside director search firms were engaged to initially identify Mr. Ford as a candidate for our Board.

Name	Age	Director Since	Committee Membership
Josh Bekenstein	57	October 31, 2006	—
Nadim El Gabbani	35	June 6, 2014	—
Monte E. Ford	56	September 10, 2015	Audit Committee
Karen Kaplan	56	April 8, 2015	Audit Committee
Lewis S. Klessel	48	October 31, 2006	—
Matthew S. Levin	50	October 31, 2006	Compensation Committee; Nominating Committee
John J. Mahoney	64	September 18, 2013	Audit Committee; Nominating Committee
James A. Quella	66	October 31, 2006	—
Beryl B. Raff	65	September 23, 2014	Audit Committee
Carl S. Rubin	56	March 18, 2013	Nominating Committee
Peter F. Wallace	41	March 11, 2009	Compensation Committee; Nominating Committee

Mr. Bekenstein is a managing director at Bain. Prior to joining Bain in 1984, Mr. Bekenstein spent several years at Bain & Company, where he was involved with companies in a variety of industries. Mr. Bekenstein received an M.B.A. from Harvard Business School and a B.A. from Yale University. Mr. Bekenstein serves as a director of Bombardier Recreational Products Inc., Dollarama Capital Corporation, Burlington Stores, Inc., Bright Horizons Family Solutions Inc. and Waters Corporation. Mr. Bekenstein’s many years of experience both as a senior executive of a large investment firm and as a director of companies in various business sectors make him highly qualified to serve on our Board.

Mr. El Gabbani is a managing director at Blackstone. Prior to joining Blackstone in 2008, Mr. El Gabbani worked at Citadel Capital, where he was involved in the evaluation and execution of private equity transactions in North America and the Middle East. Mr. El Gabbani holds a B.A. in Physics from Columbia College and received an M.B.A. from the Harvard Business School, where he was named a Baker Scholar. He serves as a director of Exeter Finance Corp., Lendmark Financial Services, Stearns Lending and Service King Collision Repair. Mr. El Gabbani’s strong financial background combined with his experiences at Blackstone and as director of other companies put him in a position to provide important contributions to our Board.

Mr. Ford is currently the Principal Partner at the CIO Strategy Exchange, an organization of the top 50 sitting Chief Information Officers in business. He also serves as a Network Partner to Brightwood Capital Advisors, which provides growth capital to growing middle-market businesses.  From February 2012 until September 2013, he was the Chief Executive Officer of Aptean Software Corporation, a provider of enterprise application software.  Prior to joining Aptean, he served as Senior Vice President and Chief Information Officer of American Airlines, Inc. from December 2000 through December 2011.  Mr. Ford is a member of the board of directors of Akamai Technologies, Inc., a leading internet network and security company, where he serves on the Compensation and Nominating and Corporate Governance Committees. Mr. Ford’s diverse leadership experience as well as extensive background in Information Technology make him a valuable contributor to our board.

Ms. Kaplan has served as Chairman and Chief Executive Officer of Hill Holliday, Inc., one of the nation’s largest advertising agencies, since 2013, and has served in various roles for Hill Holliday since 1982. Ms. Kaplan is a Trustee of Fidelity Investments, a multinational financial services corporation, where she serves on the Audit Committee and Governance and Nominating Committee. Ms. Kaplan was previously a member of the board of directors of Vera Bradley, Inc. Ms. Kaplan holds a B.A. from the University of Massachusetts. Ms. Kaplan’s significant marketing and branding experience, as well as a strong tactical and financial background, allows her to provide valuable insight and make important contributions to our Board.

Mr. Klessel is a managing director at Bain. Prior to becoming a managing director in December 2011, Mr. Klessel served in various capacities at Bain, most recently as an operating partner from December 2007 to December 2011. Prior to joining Bain in October 2005, Mr. Klessel held a variety of operating and strategy leadership positions from 1997 to 2005 at The Home Depot, Inc., including President of HD Supply’s Facilities Maintenance business, Divisional Merchandise Manager and head of Home Depot’s Strategic Business Development function. Mr. Klessel received an M.B.A. from Harvard Business School and a B.S. from the Wharton School at the University of Pennsylvania. Mr. Klessel serves as a director of Guitar Center, Inc. and The Gymboree Corporation. As a result of these and other professional experiences, Mr. Klessel brings to our Board extensive experience in operating and managing complex organizations, particularly in the retail industry, which strengthen the collective qualifications, skills and experience of our Board.

Mr. Levin is a Senior Advisor of Bain Capital in the private equity business. From 2000 through 2015, Mr. Levin was a Managing Director of Bain Capital. Prior to joining Bain Capital in 1992, Mr. Levin was a consultant at Bain & Company where he consulted in the consumer products and manufacturing industries. Mr. Levin received an M.B.A. from Harvard Business School where he was a Baker Scholar, and a B.S. from the University of California at Berkeley. Mr. Levin serves as a board member of Guitar Center, Inc., and Toys “R” Us, Inc. Mr. Levin previously served as a Director of Veritiv Corporation (f/k/a Unisource World Wide, Inc.), Dollarama Corporation, Bombardier Recreational Products, Inc., Edcon Holdings (Pty) Ltd. and Jupiter Shop Channel. Mr. Levin’s significant experience in and knowledge of corporate finance and managing companies put him in a position to provide important contributions to our Board.

Mr. Mahoney retired as Vice Chairman of Staples, Inc. in July 2012, having served as Vice Chairman since January 2006. Mr. Mahoney also served as Chief Financial Officer for Staples, Inc. from 1996 through January 2012. Prior to 1996, Mr. Mahoney was a partner at Ernst & Young, LLP. He currently serves on the Board of Directors of Bloomin’ Brands, Inc., Burlington Stores, Inc. and Chico’s FAS, Inc. Previously, Mr. Mahoney served on the Board of Directors of Advo, Inc. and Zipcar, Inc.  Mr. Mahoney holds an M.B.A. from Northeastern University, as well as an undergraduate degree from the College of the Holy Cross. Mr. Mahoney’s strong financial background and experience as a Vice Chairman and former Chief Financial Officer of a Fortune 500 retail company, enables him to provide valuable counsel to our management and Board.

Mr. Quella has been a senior advisor at Blackstone in the Private Equity Group since July 2013. Prior to his role as senior advisor, Mr. Quella was a senior managing director, operating partner and co‑head of the Portfolio Operations Group at Blackstone in the Private Equity Group from 2004 to 2013. Mr. Quella received a B.A. in International Studies from the University of Chicago/University of Wisconsin‑ Madison and an M.B.A. with Dean’s Honors from the University of Chicago Graduate School of Business. Mr. Quella serves as a director of Lionbridge Technologies, Inc., Catalent Pharma Solutions, Inc. and DJO Global, Inc.  Mr. Quella was formerly a director of Allied Waste, Columbia House, Celanese Corporation, Freescale Semiconductor, Inc., Graham Packaging Company, L.P., Houghton‑Mifflin Harcourt Company, Intelenet Global Services, The Nielsen Company and Vanguard Health Systems, Inc. Due to contributions that Mr. Quella can provide to our Board resulting from his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors, he is qualified to be on and is an asset to our Board.

Ms. Raff has been Chief Executive Officer and Chairman of Helzberg Diamond Shops, Inc., a wholly owned subsidiary of Berkshire Hathaway Inc., since April 2009. Prior to joining Helzberg, Ms. Raff served in various management positions at J. C. Penney Company, Inc. since 2001, most recently as Executive Vice President and General Merchandising Manager since September 2005. Prior to joining J.C. Penney, Ms. Raff served as Chairman and CEO of Zale Corporation. Ms. Raff is a director of Helen of Troy, Ltd. Ms. Raff was previously a director of Group 1 Automotive, Inc., Jo‑Ann Stores, Inc. and Zale Corporation. Ms. Raff received her B.B.A. from Boston University and her M.B.A. from Drexel University. Ms. Raff adds value to our Board through her extensive experience in operating and managing large retail companies, as well as her prior public board service.

Mr. Rubin was named our Chief Executive Officer in March 2013 and Chairman in April 2015. Prior to joining us, Mr. Rubin served as President and Chief Executive Officer of Ulta Salon, Cosmetics & Fragrance, Inc. since September 2010, and served as Chief Operating Officer from April 2010 to September 2010. Prior to joining Ulta, he served as President of the North American Retail division of Office Depot, Inc. beginning in January 2006 and as Executive Vice President, Chief Marketing Officer and Chief Merchandising Officer of Office Depot from 2004 to January 2006. Prior to joining Office Depot, Mr. Rubin spent six years at Accenture Consulting in senior leadership roles including Partner, where he advised clients and led engagements across retail formats and e-commerce businesses. Prior to that, Mr. Rubin held a number of senior merchandising and general management positions in the specialty retail and department store industry including with Federated Department Stores. Since December 2015, he has served as a member of the board of directors of Ascena Retail Group, Inc., a leading women’s clothing and accessories specialty retailer. He is also a member of the board of directors of the Retail Industry Leaders Association.  Mr. Rubin holds a B.A. degree from Brandeis University. As a result of these experiences, along with Mr. Rubin’s service as our current Chief Executive Officer, he is in position to provide invaluable insight and important contributions to our Board.

Mr. Wallace is a senior managing director at Blackstone in the private equity group, which he joined in 1997. Mr. Wallace received a B.A. in Government from Harvard College. Mr. Wallace serves on the board of directors of Outerstuff, Ltd., SeaWorld Parks & Entertainment, Service King Collision Repair, Vivint, Inc., Vivint Solar and The Weather Group. Mr. Wallace was formerly a director of AlliedBarton Security Services and GCA Services Group. These experiences and knowledge, along with his service on public company boards, enhance Mr. Wallace's contributions and value to our Board.

BOARD STRUCTURE AND BOARD COMMITTEES

Board Committees

We have an Audit Committee, a Compensation Committee and a Nominating Committee, which have the composition and responsibilities described below. Each committee operates under a charter that has been approved by our Board. A copy of each charter can be found by clicking on “Corporate Governance” in the Investor Relations section of our website www.michaels.com. The members of each committee are appointed by the Board and each member serves until his or her successor is elected and qualified, unless he or she is earlier removed or resigns. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

Compensation Committee

The purpose of the Compensation Committee is to assist the Board in fulfilling responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the Company’s incentive and equity‑based compensation programs. The Compensation Committee reviews and recommends to our Board compensation plans, policies and programs and approves specific compensation levels for all executive officers. In fiscal 2015, the Compensation Committee met six times. The Compensation Committee consists of Messrs. Levin and Wallace. A copy of the amended and restated Compensation Committee charter, which satisfies the applicable standards of the SEC and The NASDAQ Stock Market, is available on our website.

Audit Committee

The purpose of the Audit Committee is set forth in the amended and restated Audit Committee charter. The Audit Committee’s primary duties and responsibilities are to:

•

appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of our independent accountants;

•

establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	engage independent counsel and other advisers, as necessary;

•	determine funding of various services provided by accountants or advisers retained by the committee;

•	review our financial reporting processes and internal controls;

•	review and approve related‑party transactions or recommend related‑party transactions for review by independent members of our Board; and

•	provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

The Audit Committee consists of Mr. Ford, Ms. Kaplan, Mr. Mahoney and Ms. Raff, each of whom has been determined to be an independent director by our Board. Mr. Mahoney is also an “audit committee financial expert”

within the meaning of Item 407 of Regulation S‑K. A copy of the amended and restated Audit Committee charter, which satisfies the applicable standards of the SEC and The NASDAQ Stock Market, is available on our website.

Nominating Committee

The purpose of the Nominating Committee is to identify individuals qualified to become members of the Board and to recommend to the Board director nominees for its annual meeting of stockholders. The Nominating Committee’s primary duties and responsibilities are to receive nominations for such qualified individuals and review recommendations put forward by the Chief Executive Officer, and make recommendations to the Board, taking into account each candidate’s ability, judgment and experience and the overall diversity and composition of the Board; establish a policy under which stockholders of the Company may recommend a candidate to the Nominating Committee for consideration for nomination as a director; and recommend to the Board qualified individuals to serve as committee members on the various Board committees. A copy of the Nominating Committee charter, which satisfies the applicable standards of The NASDAQ Stock Market, is available on our website.

The Nominating Committee consists of Messrs. Levin, Mahoney, Rubin and Wallace. In fiscal 2015, the Nominating Committee met twice.

Compensation of Directors

Director Compensation Program

Our Board adopted a director compensation program effective upon the completion of our initial public offering. Pursuant to this program, each member of our Board who is an independent director receives compensation for his or her service as a director as follows: annual retainer of $50,000 for Board services, $10,000, if applicable, for Audit Committee services, $10,000, if applicable, for Compensation Committee services, and $7,500, if applicable, for Nominating Committee services. The chair of the Audit Committee receives an additional annual retainer of $10,000, the chair of the Compensation Committee receives an additional annual retainer of $10,000, and the chair of the Nominating Committee receives an additional annual retainer of $7,500. Each independent director will also receive $1,500 and $750 for in person and telephonic attendance, respectively, at Board and committee meetings in excess of ten aggregate meetings in a fiscal year. Additionally each independent director receives an annual restricted stock grant valued at $100,000 on the date of grant, to be fully vested on the one year anniversary of the date of grant. While we are a “controlled company” for purposes of rules of The NASDAQ Stock Market, none of the directors affiliated with the Sponsors will be compensated for Board service.

Director Compensation for Fiscal 2015

The following table sets forth information concerning the compensation earned by our directors during our fiscal year 2015. Non‑independent directors are not paid any fees by the Company for services as directors, and do not receive reimbursement for their expenses from the Company. Mr. Rubin is not compensated for his services on the Board and his compensation is included with that of our other named executive officers below in “Executive Compensation.”

	Fees earned
	or Paid in	Stock
Name	Cash(1)	Awards(2)	Total
Monte E. Ford	$20,440	$100,000	$120,440
Karen Kaplan(3)	$49,121	$150,012	$199,133
John J. Mahoney	$83,875	$100,000	$183,875
James A. Quella	$50,000	$100,000	$150,000
Beryl B. Raff	$63,750	$100,000	$163,750

(1)	All cash retainer payments are made quarterly in arrears.

(2)

The amounts in this column represent the aggregate grant date fair value of restricted stock awards calculated in accordance with ASC 718, based on the assumptions set forth in Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10‑K. The grant date fair value of each award received was calculated by multiplying the number of shares underlying the restricted stock award granted to the director by the closing price of our Common Stock on the date of grant. These grants represent the value of the annual equity value we granted to our independent directors in accordance with our director compensation program described above, and reflect rounding down in the number of restricted stock units granted to avoid the grant of fractional shares. As of the last day of fiscal 2015, our independent directors held the following aggregate numbers of restricted stock awards: Mr. Ford (4,329), Ms. Kaplan (5,808), Mr. Mahoney (16,584), Mr. Quella (9,808) and Ms. Raff (9,808).

(3)

Ms. Kaplan joined our Board in April 2015 and received a restricted stock grant valued at $100,000 at that time.  As a result, she received a pro-rated annual restricted stock grant at the same time the other independent directors received their annual restricted stock grant in September 2015.

Director Ownership Guidelines

Under our director ownership guidelines, each independent director is expected to own shares of our Common Stock in an amount equal to three times the director’s annual cash retainer. Each director is expected to reach this ownership level within five years of first becoming a director or first being designated as an independent director. “Ownership” for this purpose includes shares held outright, unvested restricted shares, the in‑the‑money value of vested stock options, shares held by family members and shares held in trusts.

CORPORATE GOVERNANCE

Our Board is responsible for governing company business and affairs. Highlights of our corporate governance practices are described below.

Board Independence.  Because we are utilizing the “controlled company” exception under the rules of The NASDAQ Stock Market, our Compensation Committee is not composed entirely of independent directors as defined under the rules of The NASDAQ Stock Market. Our Corporate Governance Guidelines provide that after we are no longer a controlled company and complete any phase‑in period permitted under NASDAQ Marketplace Rules, our Board of Directors will consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of NASDAQ. The Board evaluates any relationships of each director and nominee and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent under applicable laws and the corporate governance listing standards of NASDAQ. Our Board reviews any transactions and relationships between each non‑management director or any member of his or her immediate family and the Company. The purpose of this review is to determine whether there were any such relationships or transactions and if so, whether they were inconsistent with a determination that the director was independent. Currently Mses. Kaplan and Raff and Messrs. Ford, Mahoney and Quella qualify as independent directors as defined under the rules of The NASDAQ Stock Market, and the Board has determined each to be independent with respect to his or her service on the Board.

Board Expertise and Diversity.  Our Corporate Governance Guidelines provides that the Board shall be committed to a diversified membership, in terms of both the individuals involved as well as their various experiences and areas of expertise. We also seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and at least one member of our Audit Committee is an audit committee financial expert.

Board Annual Performance Reviews.  Our Corporate Governance Guidelines provides that the Board shall be responsible for periodically, and at least annually, conducting a self‑evaluation of the Board as a whole. In addition, the written charters of the Audit Committee, Nominating Committee and the Compensation Committee provide that such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the Board on its findings.

Board Nominees.  Prior to the formation of our Nominating Committee, our entire Board of Directors was responsible for nominating candidates for election to the Board at the Company’s annual meeting of stockholders and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Corporate Governance

Guidelines provide that nominees for director shall be selected on the basis of their character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of the Company’s industry and business environment, time commitment and acumen. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Board considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.” Our Board of Directors has determined that while we are a controlled company, it was appropriate not to have a policy with regard to the consideration of director candidates recommended by stockholders. Once we are no longer a controlled company, the Nominating Committee intends to develop such a policy, including the procedures to be followed by stockholders in submitting such recommendations.

Board Leadership Structure.  Under our Corporate Governance Guidelines, our Board may select a Chairman of the Board of Directors at any time, who may also be an executive officer of the Company. The Company’s Chief Executive Officer currently also serves as the Chairman of the Board. Mr. Mahoney chairs the executive sessions of the Board that are attended only by our independent directors. The Board currently believes that the combination of the Chairman and Chief Executive Officer roles provides both for strong Board oversight and a very effective link between the Board and management.

Policies Relating to Board Service.  It is our policy that no director shall be nominated who has attained the age of 73 prior to or on the date of his or her election or re‑election. We expect each of our directors to attend the Annual Meeting of Stockholders. Under our Audit Committee Charter, members of the Audit Committee should serve on no more than three separate public company audit committees simultaneously without prior review and determination by the Board that such simultaneous service would not impair the ability of such member to effectively serve on the Committee.

Attendance.  Our Board of Directors held seven meetings in fiscal 2015. During fiscal 2015, each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served. Our independent directors also met separately in executive session at two of our regularly scheduled Board meetings during the year.

Code of Business Ethics and Conduct.  We have adopted a written Code of Business Ethics and Conduct (the “Code”) that applies to our directors, officers and employees, including our executive officers, and is designed to ensure that our business is conducted with integrity. The Code covers professional conduct, conflicts of interest, the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. A copy of the code is posted on our website, at www.michaels.com. We intend to disclose any future amendments to, or waivers from, the Code for Michaels’ executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8‑K with the Securities and Exchange Commission, or “SEC”.

Environmental Sustainability.  As part of our continued commitment to corporate responsibility, Michaels has long pursued initiatives that are good for the environment as well as our profitability. We believe in the value of environmentally sound business practices throughout our operations, including energy and water conservation as well as recycling and waste reduction efforts.

Communications with Directors.  Security holders and other interested parties may communicate directly with the Board, the non‑management directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Office of the Corporate Secretary, The Michaels Companies, Inc., 8000 Bent Branch Drive, Irving, TX 75063. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Online Availability of Information.  The current versions of our Certificate of Incorporation, by‑laws, Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for our Audit, Compensation and Nominating Committees are available on our website at www.michaels.com.

Compensation Committee interlocks and insider participation

None of our executive officers serves as a member of the board of directors or compensation committee of any other entity (other than a subsidiary) that has one or more executive officers who serve on our Board or Compensation Committee.

Our Board’s role in risk oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Michaels. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Michaels. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi‑year plans, major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Related person transactions policy

In accordance with the amended and restated charter of our Audit Committee and our policy with respect to related person transactions, our Audit Committee is be responsible for reviewing and approving related person transactions.

The policy with respect to related person transactions applies to transactions, arrangements and relationships (or any series of similar transactions, arrangements or relationships) where the aggregate amount involved will, or may be expected to, exceed $120,000 in any calendar year, and where we (or our subsidiaries) are a participant and in which a related person has or will have a direct or indirect material interest. A related person is: (1) any person who is, or at any time since the beginning of our fiscal year was, a director or executive officer of the Company, or a nominee for director or executive officer of the Company; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of the foregoing persons and (4) any firm, corporation or other entity in which any of the foregoing persons has a position or relationship, or in which such person, together with his or her immediate family members, has a 10% or greater beneficial ownership.

In the course of its review and approval of related person transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy with respect to related person transactions will require our Audit Committee to consider, among other factors it deems appropriate:

•	the benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

Investor agreement

In connection with our initial public offering, we entered into an investor agreement with the Sponsors. The investor agreement granted each of the Sponsors the right, subject to certain conditions, to name representatives to our

Board and committees of our Board. Each Sponsor has the right to designate up to three nominees for election to our Board until such time as that Sponsor owns less than 25% of our outstanding Common Stock, up to two nominees if that Sponsor’s ownership level is 10% or more but less than 25% of our outstanding Common Stock and one nominee if that Sponsor’s ownership level is 3% or more but less than 10% of our outstanding Common Stock. Subject to the terms of the investor agreement, each Sponsor agreed to vote its shares in favor of the election of the director nominees designated by the other Sponsors pursuant to the investor agreement. In addition, the investor agreement provides each of the Sponsors with certain indemnification rights.

Amended and restated registration rights agreement

In connection with our initial public offering, our existing registration rights agreement with the Sponsors and certain other stockholders was amended and restated. The amended and restated registration rights agreement provides the Sponsors with demand registration rights in respect of the shares of our Common Stock held by them. In addition, in the event that we register additional shares of Common Stock for sale to the public, we are required to give notice of such registration to the Sponsors and the other stockholders party to the agreement of our intention to effect such a registration, and, subject to certain limitations, the Sponsors and such holders have piggyback registration rights providing them with the right to require us to include shares of Common Stock held by them in such registration. We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the Sponsors or other holders described above. The amended and restated registration rights agreement also contains certain restrictions on the sale of shares by the Sponsors. The amended and restated registration rights agreement includes customary indemnification provisions.

EXECUTIVE OFFICERS

Our current executive officers, their ages as of April 7, 2016, and their business experience during at least the past five years are set forth below.

Name	Age	Position
Carl S. Rubin	56	Chairman and Chief Executive Officer
Charles M. Sonsteby	62	Chief Administrative Officer and Chief Financial Officer
Theodore J. Bachmeier	53	Executive Vice President—Store Operations
Stephen J. Carlotti	49	Executive Vice President—Marketing
Dennis A. Mullahy	51	Executive Vice President—Supply Chain and Information Technology
Philo T. Pappas	57	Executive Vice President—Merchandising
Michael J. Veitenheimer	59	Executive Vice President—General Counsel and Secretary
Bryan Venberg	47	Executive Vice President—Human Resources
Lance A. Weibye	46	Senior Vice President—Development

Mr. Sonsteby was named Chief Administrative Officer and Chief Financial Officer in October 2010. Prior to joining Michaels, Mr. Sonsteby served in various capacities at Brinker International, Inc. (which owns and operates casual dining restaurants) beginning in March 1990, including as Executive Vice President and Chief Financial Officer from 2001 until 2010, as Senior Vice President of Finance from 1997 to 2001 and as Vice President and Treasurer from 1994 to 1997. Mr. Sonsteby currently serves on the Board of Directors of Darden Restaurants, Inc. He was formerly a director of Zale Corporation.

Mr. Bachmeier was promoted to Executive Vice President—Store Operations in September 2013. Prior to his promotion, he served as Zone Vice President of Stores for Michaels since January 2011, Vice President—Aaron Brothers Store Operations from July 2008 to January 2011 and District Manager for Michaels from 1997 to July 2008.

Mr. Carlotti was named Executive Vice President—Marketing of the Company, with an effective start date of June 17, 2014. Prior to joining Michaels, he served as Chief Executive Officer of The Cambridge Group (a growth strategy consultancy owned by The Nielsen Corporation, a global marketing research firm), beginning in October 2011 and as Executive Vice President, Global Practices and Consulting Services at Nielsen from June 2011 to October 2011. Prior to joining Nielsen, Mr. Carlotti served as Senior Partner at Prophet (a brand strategy consulting firm) from June 2010 to June 2011. Prior to joining Prophet, Mr. Carlotti served in various capacities at McKinsey & Company since 1990, including as Senior Partner from 2005 to June 2010. Mr. Carlotti is a board member of E&J Gallo Winery.

Mr. Mullahy was named Executive Vice President—Supply Chain and Information Technology in September 2015.  He previously served as Senior Vice President—Growth Initiatives since November 2013. Prior to joining Michaels, he served as Senior Vice President—Supply Chain at Ulta Salon, Cosmetics & Fragrance, Inc. from July 2011 to September 2013. Prior to joining Ulta, Mr. Mullahy served as Group Vice President—Merchandising and Supply Chain Management at Meijer, Inc. from May 2005 to July 2011. In addition, Mr. Mullahy served in various capacities at Accenture Consulting, including as Partner from June 2000 to May 2005.

Mr. Pappas was named Executive Vice President—Merchandising in February 2009. Prior to joining Michaels, he served as Chief Merchandising Officer at Tweeter Home Entertainment Group, Inc. (a specialty consumer electronics retailer) from April 2003 to October 2008. On June 11, 2007, Tweeter and each of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington, Delaware. Prior to joining Tweeter, Mr. Pappas served in various management positions at Staples, Inc. (an office supply store chain) from November 1994 to April 2003, most recently as Senior Vice President of Merchandising.

Mr. Veitenheimer was named Executive Vice President—General Counsel and Secretary in September 2015.  He previously served as Senior Vice President—General Counsel and Secretary since January 2008.  Prior to joining Michaels, Mr. Veitenheimer served as Senior Vice President of Law and Human Resources of The Bombay Company, Inc. (a specialty retailer focused on home accessories, wall decor and furniture), from June 2007 to December 2007 after having served as a Senior Vice President since February 2006, its Secretary since July 1985 and its General Counsel since November 1983. On September 20, 2007, The Bombay Company, Inc. and its U.S. wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, Northern District of Texas, Fort Worth Division. Prior to joining The Bombay Company, Mr. Veitenheimer was in private practice of law in Fort Worth, Texas.

Mr. Venberg was named Executive Vice President – Human Resources in September 2015. Prior to joining Michaels, he served as Senior Vice President-Human Resources of Family Dollar Stores, Inc., an American variety store chain, since February 2008. Prior to joining Family Dollar, Mr. Venberg served as Senior Vice President- Operations, Customer Service and Human Resources with the multi-media retailer, ShopNBC from 2004 to 2008. From 1990 to 2004, Mr. Venberg was employed by Target Corporation in various capacities.

Mr. Weibye was promoted to Senior Vice President—Development in January 2015. Prior to his promotion, Mr. Weibye served as Vice President—Development since November 2012. He previously served as our Vice President—Real Estate from June 2010 and Senior Director—Real Estate since joining the Company in April 2008. Prior to joining Michaels, Mr. Weibye served as Senior Manager of Real Estate Development for Kohl’s Corporation from July 2004 to April 2008.

STOCK OWNERSHIP INFORMATION

Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of April 7, 2016 by (i) such persons known to us to be beneficial owners of more than 5% of our common stock, (ii) each director, director nominee and Named Executive Officer, and (iii) all directors, nominees and executive officers as a group. Unless otherwise indicated by footnote, the address for each listed director, officer and stockholder is c/o The Michaels Companies, Inc., 8000 Bent Branch Drive, Irving, Texas 75063 and each beneficial owner exercises sole voting and investment power over the shares noted below. The percentage of beneficial ownership for our directors and executive officers, both individually and as a group, and beneficial owners of 5% or more of Common Stock is calculated based on 207,548,938 shares of Common Stock outstanding as of April 7, 2016, and the number of unissued shares as to which such person or persons has the right to acquire voting and/or investment power within 60 days. The beneficial ownership information set forth below was provided by or on behalf of our executive officers, our directors, our Sponsors and the Company has not independently verified the accuracy or completeness of the information so provided.

	Number of
Name and address of beneficial owner(1)	Shares Owned	Percent
Beneficial Owners of 5% or More of Our Common Stock:
Bain Capital Investors, LLC and related funds(2)	58,298,929	28.1%
Affiliates of The Blackstone Group L.P.(3)	55,893,531	26.9%
Price T. Rowe Associates Inc.(4)	17,557,094	8.5%

Directors and Named Executive Officers:
Joshua Bekenstein(5)	—	—
Monte E. Ford(6)	4,329	*
Nadim El Gabbani(7)	—	—
Lewis S. Klessel(8)	—	—
Karen Kaplan(9)	5,808	*
Matthew S. Levin(8)	—	—
John J. Mahoney(10)	16,584	*
James A. Quella(7)(11)	9,808	*
Beryl B. Raff(12)	9,808	*
Peter F. Wallace(7)	—	—
Carl S. Rubin(13)	1,437,076	*
Charles M. Sonsteby(14)	483,933	*
Stephen J. Carlotti(15)	109,577	*
Dennis A. Mullahy(16)	96,939	*
Philo T. Pappas(17)	453,290	*
All directors and executive officers as a group (19 persons)(18)	3,144,685	1.5%

*Less than one percent.

(1)

Pursuant to Rule 13d‑3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership by a person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days. Unless otherwise indicated, the number of shares shown includes outstanding shares of Common Stock owned as of April 7, 2016 by the person indicated.

(2)

The shares included in this table consist of: (i) 58,128,781 shares of Common Stock held by Bain Capital Integral Investors 2006, LLC ("Integral 06"), whose administrative member is Bain Capital Investors, LLC ("BCI"); and (ii) 170,148 shares of Common Stock held by BCIP TCV, LLC ("TCV"), whose administrative member is BCI. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by each of Integral 06 and TCV (collectively, the "Bain Capital Entities"). The governance, investment strategy and decision-making process with respect to investments held by the Bain Capital Entities is directed by BCI's Global Private Equity Board ("GPEB"), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, David Gross Loh, Stephen Pagliuca, Michel Plantevin, Dwight Poler and Jonathan Zhu. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. Each of the Bain Capital Entities has an address c/o Bain Capital Partners, LP 200 Clarendon Street, Boston, Massachusetts 02116.

(3)

Includes 42,199,821 shares of our Common Stock owned by Blackstone Capital Partners V L.P. (“BCP V”), 9,651,570 shares of our Common Stock owned by BCP V‑S L.P. (“BCP V‑S”), 604,416 shares of our Common Stock owned by Blackstone Family Investment Partnership V L.P. (“Family”), 128,293 shares of our Common Stock owned by Blackstone Participation Partnership V L.P. (“Participation”), 1,881,665 shares of our Common Stock owned by BCP V Co‑Investors L.P. (“BCP Co‑Investors”) and 1,427,766 shares of our Common Stock owned by Blackstone Family Investment Partnership V‑SMD L.P. (“Family‑SMD”) (collectively, “the “Blackstone Funds”). The general partner of BCP V, BCP V‑S and BCP Co‑Investors is Blackstone Management Associates V L.L.C. BMA V L.L.C. is the sole member of Blackstone Management Associates V L.L.C. BCP V Side‑by‑Side GP L.L.C. is the general partner of Family and Participation. Blackstone Holdings III L.P. is the managing member and majority in interest owner of BMA V L.L.C. and the sole member of BCP V Side‑by‑Side GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III G.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of Family‑SMD is Blackstone Family GP L.L.C., which is controlled by its founder Mr. Schwarzman. As a result of his control of Blackstone Group Management L.L.C. and Blackstone Family GP L.L.C., Mr. Schwarzman has voting and investment power with respect to the shares held by the Blackstone Funds. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each (other than the Blackstone Funds to the extent of their direct holdings) disclaims beneficial ownership of such shares. The address for each of the Blackstone Funds, Blackstone Management Associates V L.L.C., BMA V L.L.C., BCP V Side‑by‑Side GP L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., The Blackstone Group L.P., Blackstone Group Management L.L.C., Blackstone Family GP L.L.C. and Mr. Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(4)	The address of Price T. Rowe Associates Inc. is P.O. Box 89000, Baltimore, Maryland 21289.

(5)

Does not include shares indirectly held by the Bain Capital Entities. Mr. Bekenstein is a Managing Director of BCI and a member of GPEB and as a result, by virtue of the relationships described in footnote 2 above, may be deemed to share beneficial ownership of the common shares indirectly held by each of the Integral 06 and TCV. The address of Mr. Bekenstein is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(6)	Includes 4,329 shares of unvested restricted stock for which Mr. Ford holds voting rights. The address of Mr. Ford is 805 Potomac Place, Southlake, Texas 76092.

(7)

Mr. El Gabbani and Mr. Wallace are each employees of, and Mr. Quella is a senior advisor to, affiliates of The Blackstone Group L.P., but each disclaims beneficial ownership of the shares beneficially owned by the Blackstone Funds. The addresses of Mr. El Gabbani, Mr. Quella and Mr. Wallace are c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(8)

Does not include shares indirectly held by the Bain Capital Entities. Each of Messrs. Klessel and Levin is a Managing Director of BCI and as a result, by virtue of the relationships described in footnote 2 above, may be deemed to share beneficial ownership of the common shares indirectly held by each of Integral 06 and TCV. The address of Messrs.  Klessel and Levin is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(9)	Includes 5,808 shares of unvested restricted stock for which Ms. Kaplan holds voting rights. The address of Ms. Kaplan is 53 State Street, Boston, Massachusetts 02109.

(10)	Includes 4,329 shares of unvested restricted stock for which Mr. Mahoney holds voting rights. The address of Mr. Mahoney is 35 Draper Road, Dover, Massachusetts 02030.

(11)	Includes 4,329 shares of unvested restricted stock for which Mr. Quella holds voting rights.

(12)	Includes 4,329 shares of unvested restricted stock for which Ms. Raff holds voting rights. The address of Ms. Raff is 1825 Swift Avenue, North Kansas City, MO 64116.

(13)

Includes 369,000 stock options that vested on March 18, 2014, Includes 369,000 stock options that vested on March 18, 2015 and 369,000 stock options that vested on March 18, 2016. Includes 184,222 shares of unvested restricted stock for which Mr. Rubin holds voting rights.

(14)

Includes 167,568 stock options that vested on October 4, 2011, 167,568 stock options that vested on October 4, 2012, 167,568 stock options that vested on October 4, 2013, 30,774 stock options that vested on July 3, 2014, 167,568 stock options that vested on October 4, 2014, 30,774 stock options that vested on July 3, 2015, 24,736 stock options that vested on August 12, 2015 and 167,574 stock options that vested on October 4, 2015 of which an aggregate of 350,566 shares have been exercised and sold. Includes 40,139 shares of unvested restricted stock for which Mr. Sonsteby holds voting rights. During fiscal 2015, Mr. Sonsteby transferred 12,876 shares of Common Stock and stock options to purchase 191,148 shares of common stock to his ex-wife pursuant to a domestic relations order.

(15)	Includes 58,488 stock options that vested on June 16, 2015. Includes 43,029 shares of unvested restricted stock for which Mr. Carlotti holds voting rights.

(16)

Includes 26,789 stock options that vested on January 22, 2015, 6,184 stock options that vested on August 12, 2015 and 26,789 stock options that vested on January 22, 2016. Includes 28,857 shares of unvested restricted stock for which Mr. Mullahy holds voting rights.

(17)

Includes 18,624 stock options that vested on July 2, 2009, 130,349 stock options that vested on July 2, 2010, 130,351 stock options that vested on July 2, 2011, 130,351 stock options that vested on July 2, 2012, 130,351 stock options that vested on July 2, 2013, 130,360 stock options that vested on July 2, 2014, 18,984 stock options that vested on July 3, 2014, 18,985 stock options that vested on July 3, 2015 and 15,116 stock options that vested on August 12, 2015 of which an aggregate of 437,611 shares have been exercised and sold. Includes 93,481 shares of unvested restricted stock for which Mr. Pappas holds voting rights.

(18)

Consistent with the disclaimers of beneficial ownership of Messrs. Bekenstein, El Gabbani, Klessel, Levin, Quella and Wallace contained in notes (2), (3), (5), (6) and (8) above, this number does not include the 114,192,460 shares of Common Stock that may be deemed to be beneficially owned by each of (a) Bain Capital Investors, LLC and related funds and (b) affiliates of The Blackstone Group L.P. The total includes 2,286,439 vested options or options that will vest within 60 days of April 7, 2016 held by executive officers of the Company, 471,612 shares of unvested restricted stock for which executive officers of the Company hold voting rights and 23,124 shares of unvested restricted stock for which our independent directors hold voting rights.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC and The NASDAQ Stock Market. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and our independent directors. Based on our records and other information, all reports were timely filed, except that on April 16, 2015 Karen Kaplan filed a Form 4 relating to the grant of restricted awards on April 8, 2015, on February 17, 2016 Lance A. Weibye filed a Form 4 relating to the forfeiture of shares in order to satisfy withholding tax obligations related to the vesting of a restricted stock award on February 11, 2016, on March 3, 2016 Dennis A. Mullahy filed a Form 4 relating to the forfeiture of shares in order to satisfy withholding tax obligations related to the vesting of a restricted stock award on January 22, 2016, on March 3, 2016 Philo T. Pappas filed a Form 4 relating to the forfeiture of shares in order to satisfy withholding tax obligations related to the vesting of a restricted stock award on January 22, 2016, on March 24, 2016 James E. Sullivan filed a Form 4 relating to the grant of stock options and restricted awards on December 15, 2015, and on April 14, 2016 Lance A. Weibye filed a Form 4 relating to the forfeiture of shares in order to satisfy withholding tax obligations related to the vesting of a restricted stock award on April 1, 2016. The failure to report these transactions on time was inadvertent and each filing was corrected promptly upon discovery.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis relates to compensation paid to our executive officers named in the Summary Compensation Table for fiscal 2015.

These individuals, referred to as our “Named Executive Officers” are: Carl S. Rubin, Chairman and Chief Executive Officer; Charles M. Sonsteby, Chief Administrative Officer and Chief Financial Officer; Stephen J. Carlotti, Executive Vice President—Marketing, Dennis A. Mullahy, Executive Vice President—Supply Chain and Information Technology and Philo T. Pappas, Executive Vice President—Merchandising.  This Compensation Discussion and Analysis and the executive compensation discussion and tables that immediately follow describe our compensation, objectives, the strategy and elements of our compensation program, and our compensation‑setting process as applied to our Named Executive Officers.

Highlights of 2015 Performance

The highlights of our fiscal 2015 performance include the following:

•	Net sales increased to $4,912.8 million, a 3.7% improvement over last year, primarily driven by comparable store sales growth and the opening of 25 additional stores (net of closures).

•	Comparable store sales increased 1.8%, or 3.2% at constant exchange rates.

•	We reported operating income of $720.6 million, an increase of 15.0% from the prior year.

•	Adjusted EBITDA, a non‑GAAP measure that is a required calculation in our debt agreements, improved by 6.6%, from $812.8 million in fiscal 2014 to $866.2 million in fiscal 2015.

Throughout this Compensation Discussion and Analysis, we refer to our Adjusted EBITDA, a non‑GAAP financial measure. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is contained on page 37 of our Annual Report on Form 10‑K for the fiscal year ended January 30, 2016.

Compensation Program

The principal objectives of our compensation program are:

•	attracting and retaining highly qualified individuals whose contributions result in Michaels meeting or exceeding its financial and strategic goals;

•	motivating officers to achieve exceptional levels of operating and financial performance; and

•	aligning officer interests with the long‑term goals of our stockholders.

Currently, the total compensation for our officers at the Vice President level and above, including our Named Executive Officers, consists of three main components: base salary, annual cash incentive bonuses and long‑term equity‑based incentive compensation awards. The strategy of the cash incentive compensation program is to provide higher annual cash incentive compensation for exceptional corporate and business financial performance. We also believe that by placing a significant equity opportunity in the hands of executives who are capable of driving and sustaining longer‑term growth, our stockholders will benefit along with the executives who helped create stockholder value. The table, immediately below, includes the principal components of our pay‑for‑performance approach.

Component	Purpose	Form	Pay for Performance
Base Salary	Provide sufficient competitive pay to attract and retain experienced and successful executives; reward good performance and business results.	Cash	Adjustments to base salary are based on individual performance, contributions to the business, competitive practices and internal comparisons.
Annual Bonuses	Provide financial incentives to members of management who are in positions to make important contributions to Michaels’ success.	Cash	The potential award amount varies with the degree to which we achieve our annual financial objectives, as well as the Named Executive Officer’s individual job performance.
Long‑Term Equity‑Based Compensation

Encourage and reward building long‑term stockholder value and employment retention; engage executives in innovation and align them with stockholder interests. We currently provide two equity award types to balance specific objectives.

	•Stock Options: Reward absolute stock price appreciation.	Stock Options

The potential appreciation in our stock price above the option exercise price motivates our Named Executive Officers to build stockholder value. Named Executive Officers may realize value only if our stock price appreciates over the option term.

	•Restricted Stock Awards/Units: Create retention values even during periods of short‑term market volatility.	Restricted Stock Awards/Units

Retain certain Named Executive Officers and align them with stockholders’ interests by awarding a fixed number of common shares upon vesting, which creates retention value even during periods of short‑term market volatility.

Compensation Strategy: Policies and Procedures

Role of Compensation Committee and Chief Executive Officer in compensation decisions

The Compensation Committee reviews and recommends to the Board for approval the compensation for all executive officers at the level of Executive Vice President and above. The Board is ultimately responsible for determining the compensation of our executive officers at the level of Executive Vice President and above. Under our certificate of incorporation, equity‑based plans must also be approved by a majority of our stockholders. Both the Compensation Committee and the Board receive recommendations with respect to compensation‑related decisions regarding our executive officers, other than the Chief Executive Officer, by senior management, principally the Chief Executive Officer and the Executive Vice President—Human Resources. In determining compensation levels for the executive officers, the Compensation Committee considers the scope of an individual’s responsibilities, the competitive market salary at comparable companies, an individual’s performance and prior experience, the performance of the Company and the attainment of planned financial and strategic initiatives. These factors are evaluated by the Compensation Committee and the Board, with the attainment of planned financial and strategic initiatives given greater weight with respect to executive bonuses. The Compensation Committee considers overall past compensation and incentives in determining the compensation of executive officers and seeks to assure that the executives have appropriate incentives to achieve high levels of Company performance. The Compensation Committee, through its members’ involvement in other portfolio companies, has experience regarding compensation programs for executive officers. Approvals by the Compensation Committee and recommendations to the Board by the Compensation Committee are based on a number of factors, including a review of competitive market data (as described below) and executive performance (as described below), the experience of the members of the Compensation Committee and alignment of compensation with the overall strategic direction and goals of the Company.

Competitive market data and use of compensation consultants

As part of the compensation review process, management and our human resources department provide the Compensation Committee with market survey data on executive total compensation levels and general information regarding executive compensation practices in our industry, including information provided by The Hay Group, Inc., a compensation consulting firm engaged by the Company. The Hay Group has developed, and our Compensation Committee has approved, the following companies as our peer group for fiscal 2015:

Advance Auto Parts Inc.	Chico’s FAS, Inc.	Pier 1 Imports, Inc.
Ascena Retail group Inc.	Dick’s Sporting Goods, Inc.	Sally Beauty Holdings, Inc.
AutoZone, Inc.	DSW, Inc.	Signet Jewlers
Bed Bath & Beyond Inc.	General Nutrition Corporation	Tractor Supply Company, Inc.
Big Lots, Inc.	O’ Reilly Automotive, Inc.	William‑Sonoma, Inc.
Burlington Stores

The Compensation Committee used our peer group to assess the appropriateness of the following key components of our Chief Executive Officer’s compensation: base salary, annual cash bonuses and long‑term equity incentives. In connection with fiscal year 2015 base compensation and bonus targets for our Named Executive Officers, both of which were approved in March 2015, the Compensation Committee did not aim to set total compensation, or any compensation element, at a specified level as compared to our peer group or based on surveys and other data that it reviewed. Rather, it used such data, as well as information gathered through its members’ involvement in other portfolio companies, as guidelines for the overall executive compensation program. The Compensation Committee may request that The Hay Group (or another compensation consultant) provide other periodic market data on our peer group of companies.

Compensation Elements

Base Salaries

Base salaries for our executive officers are established based on the scope of their responsibilities, individual performance and prior experience, Michaels’ operating and financial performance and the attainment of planned financial and strategic initiatives, taking into account the knowledge of the members of the Compensation Committee regarding competitive market compensation paid by companies for similar positions. The Compensation Committee recommends, and the Board sets, base salaries for officers at the level of Executive Vice President and above at a level designed to attract and retain highly qualified individuals who make contributions that result in Michaels meeting its operating and financial goals. Base salaries are reviewed and adjusted annually as deemed appropriate by the Compensation Committee and the Board, as applicable, based on performance and business results, among other factors.

In March 2015, the Compensation Committee reviewed recommendations regarding 2015 annual base salary rates for the executive officer group based on the criteria set forth under “Compensation Strategy: Policy and Procedure” above. Merit guidelines for fiscal 2015 were determined by reviewing surveys of market data provided by our management and human resources department, as well as giving consideration to the Company’s overall budget for associate compensation. Based upon this information, the Company set an annual merit rate budget which provided for median merit based increases at 3.0%, for fiscal 2015 for its corporate support center associates, including our Named Executive Officers, except as set forth below.

Annual base salary rates for the Named Executive Officers for fiscal 2015 and 2014, which reflect increases between the two fiscal years, are shown below.

Name	2014 Base Salary	2015 Base Salary
Carl S. Rubin(1)	$1,133,000	$1,167,000
Charles M. Sonsteby	$732,442	$754,415
Stephen J. Carlotti(2)	$525,000	$540,750
Dennis A. Mullahy(3)	$420,000	$475,000
Philo T. Pappas	$525,000	$540,750

(1)	Pursuant to Mr. Rubin’s employment agreement his base salary was set at $1,100,000, subject to increase at the Board’s discretion.

(2)	Pursuant to Mr. Carlotti’s offer letter, his base salary was set at $525,000, subject to increases at the Board’s discretion.

(3)	In connection with his promotion to Executive Vice President—Supply Chain and Information Technology in September 2015, Mr. Mullahy received a one-time base salary increase of 13.1%.

Annual Bonuses

In connection with our initial public offering, our Board adopted The Michaels Companies, Inc. Annual Incentive Plan (the "Annual Plan"). Starting with fiscal 2015, annual award opportunities for executive officers, including our named executive officers, and other key associates were granted under the Annual Plan. In March 2015, the Compensation Committee recommended that the Board approve the fiscal 2015 bonus criteria for executive officers, including the Named Executive Officers, under the Annual Plan (the “Bonus Plan”) to provide financial incentives to these individuals and those other members of management who were in positions to make important contributions to Michaels’ success. The Board subsequently approved the Bonus Plan. The structure of the Bonus Plan and the specific objectives relating to bonus payments were proposed by the Chief Executive Officer and were reviewed by the Compensation Committee. For each of the Named Executive Officers, the Bonus Plan tied 80% of bonus opportunity to Michaels’ attainment of a financial objective (EBIT), and 20% to individual performance. Individual management business objectives for Mr. Rubin were reviewed with the members of the Compensation Committee in the early part of fiscal year 2015. Individual management business objectives for Messrs. Sonsteby, Carlotti, Mullay and Pappas, were reviewed with and approved by the Chief Executive Officer.

Under the Bonus Plan, before any business unit or individual performance payout would be earned, the actual results of the financial objective (EBIT) was required to meet the threshold established by the Compensation Committee, which represented approximately 94% of target. Each participating Named Executive Officer was entitled to a bonus equal to a certain percentage of that executive officer’s base salary, depending on the achievement of the threshold, target and maximum performance level. The Compensation Committee set threshold, target and maximum performance levels for all officers of the Company. The final award depended on the actual level of performance achieved; however, the Compensation Committee retained the right to make adjustments in its sole discretion. The target levels of performance for the bonus goals were set at levels that the Compensation Committee and the Board believed to be reasonably achievable in view of Michaels’ historical annual performance. In the Compensation Committee’s view, taking into account comparative data provided to the Committee by management and our human resources department, the compensation payable to the Named Executive Officers upon reaching target levels of performance, when added to their base salaries, creates a level of total cash compensation competitive with that paid by comparable companies for similar positions. Additional information regarding the targets and objectives is set forth below.

The target percentages set for fiscal 2015 and the threshold, target and maximum payments, for each of the Named Executive Officers for fiscal 2015 were as follows:

	Carl S.	Charles M.	Stephen J.	Dennis A.	Philo T.
	Rubin	Sonsteby	Carlotti	Mullahy(1)	Pappas
Percentage of Base Salary
Target	100%	70%	65%	50%	65%
Threshold	18%	12.6%	11.7%	9.0%	11.7%
Maximum	200%	140%	130%	100%	130%
Bonus Element Weightings
Overall Company Results	80%	80%	80%	80%	80%
Individual Performance	20%	20%	20%	20%	20%

(1)

In connection with his promotion to Executive Vice President—Supply Chain and Information Technology in September 2015, Mr. Mullahy’s target percentages were adjusted upward from threshold, target and maximum targets of 7.2%, 40% and 80%, respectively.

Company Financial Measures

In March 2016, the Compensation Committee reviewed the Company’s financial results as applicable to the pre‑established fiscal 2015 Bonus Plan objectives for the Named Executive Officers. As described previously, the financial objective of Company performance that was applicable to all the Named Executive Officers was EBIT. At the beginning of fiscal 2015, the Compensation Committee established, and the Board approved, the EBIT goal for target‑level bonuses at $ 716.4 million, with a maximum at $ 788.1 million and a threshold at $ 673.4 million. For the fiscal year, the Company achieved financial performance of $722.0 million, which was between target and maximum. As a result, bonuses above target, but below maximum, were earned for the Company performance element of the plan.

Individual Performance Measures

Since the financial objective threshold that is applicable to all Named Executive Officers was met, in March 2016 the Compensation Committee, based upon input and recommendations by Mr. Rubin, evaluated the individual performance of each of the Named Executive Officers for purposes of determining bonuses based on individual performance. The individual management business objectives are both quantitative and subjective, and are assessed in the aggregate to determine the individual’s level of performance and bonus achieved. No specified weight is given to a single measure within the group of individual management business objectives, and the Compensation Committee’s assessment of achievement reflects a generalized view of overall achievement of the group of measures. In addition, the individual management business objectives for all executives included an assessment of the executive’s job knowledge and skills, communication skills, interpersonal skills, effectiveness of management, judgment and decision‑making, drive and commitment, leadership and customer satisfaction.

For fiscal 2015, Mr. Rubin’s group of individual management business objectives were focused primarily on EBIT, sales, cash flow, improving customer service on a Company‑wide basis, solidifying the Company’s succession plans and generation of an effective return on capital. The Compensation Committee determined that Mr. Rubin achieved his individual objectives at 200% of target. Mr. Sonsteby’s group of individual management business objectives were focused primarily on EBIT, sales, cash flow, renegotiating the Company’s credit agreements and credit facilities, solidifying the Company’s succession plans and generation of an effective return on capital. The Compensation Committee determined that Mr. Sonsteby achieved his individual objectives at 200% of target. Mr. Carlotti’s group of individual management business objectives focused primarily on EBIT, sales, cash flow, improving customer service on a Company‑wide basis, solidifying the Company’s succession plans, diversifying the Company’s marketing message and forms of marketing media and intensifying the Company’s non-promotional marketing messaging. The Compensation Committee determined that Mr. Carlotti achieved his individual objectives at 100% of target. Mr. Mullahy’s group of individual management business objectives were primarily EBIT, sales, cash flow, improving customer service on a Company‑wide basis, updating the Company’s network strategy and improving the Company’s IT capabilities. The Compensation Committee determined that Mr. Mullahy achieved his individual objectives at 100% of target. For Mr. Pappas, his group of individual management business objectives focused primarily on EBIT, sales, cash flow, improving customer service on a Company‑wide basis, solidifying the Company’s succession plans, improvement in sourcing product margin growth and development of an organizational structure for product development. The Compensation Committee determined that Mr. Pappas achieved his individual objectives at 200% of target.

Actual Payouts

Actual payouts for the Named Executive Officers, as a percentage of target level bonus, were as follows:

	Carl S.	Charles M.	Stephen J.	Dennis A.	Philo T.
	Rubin	Sonsteby	Carlotti	Mullahy(1)	Pappas
Percent of Target	126.3%	126.3%	106.3%	89.7%	126.3%

(1)

Mr. Mullahy was promoted to Executive Vice President—Supply Chain and Information Technology in September 2015, and as a result his bonus was pro-rated in relation to the length of his fiscal 2015 service at the Senior Vice President level (which has a lower level of bonus payout) and his fiscal 2015 service at the Executive Vice President level.

Long‑Term Equity‑Based Compensation

Prior to our initial public offering, on May 20, 2014, our Board amended and restated our 2006 Equity Incentive Plan under the name The Michaels Companies, Inc. 2014 Omnibus Long‑Term Incentive Plan (the “2014 Omnibus Plan”) and following such adoption all equity‑based awards, including to our Named Executive Officers, are granted under the 2014 Omnibus Plan. Awards under the 2014 Omnibus Plan are intended to align the long‑term incentives of our executives and stockholders.

The total long‑term equity grant in a given year is based on a multiple calculated on an officer level basis (director, vice president‑low, vice president‑high, senior vice president, executive vice president, chief financial officer and chief executive officer), based on market data for comparable public companies provided by The Hay Group. The multiple is converted into an award grant based on a set stock price. Beginning in 2013, the Company began issuing a combination of annual option and restricted stock grants that will vest over four years, focusing on an award mix that contains a ratio for each officer of roughly five times the number of shares underlying a stock option grant as a restricted stock grant (5 shares per stock option award to 1 share per restricted stock award). Annual option and restricted stock grant amounts are generally awarded based on the midpoint of the range by officer level, with occasional exceptions based on an individual’s performance. Grants are also typically awarded when an executive is hired and may be awarded for subsequent promotions. New hire grants and promotion‑related grants are generally issued at a multiple of the range midpoint, on a case‑by‑case basis. All stock option grants made in fiscal 2015 were at exercise prices set at or above the grant date fair market value of the underlying stock as determined by our Board. Detail regarding option and restricted stock grants made to our Named Executive Officers in fiscal year 2015 and awards outstanding at the end of fiscal year 2015 is provided, respectively, in the Grants of Plan‑Based Awards for Fiscal 2015 table and the Outstanding Equity Awards at Fiscal Year‑End 2015 table that follow this Compensation Discussion and Analysis.

Stock Ownership Guidelines

Michaels adopted ownership guidelines in June 2013 applicable to all officers, including the Named Executive Officers. For those officers not already meeting the parameters outlined in the guidelines, compliant ownership is to be achieved before any sales can occur, in order for the officer to remain eligible to receive the Company’s annual option and restricted stock grants. Ownership includes shares held outright, unvested restricted shares, the in‑the‑money value of vested stock options, shares held by family members and shares held in trusts.

Other Benefits and Perquisites

Our Named Executive Officers also receive certain other benefits and perquisites. During fiscal 2015, these benefits included contributions to 401(k) accounts, the payment of life insurance premiums, relocation benefits, certain Company‑paid medical benefits, car allowances, holiday gifts and, in some cases, tax gross‑ups and reimbursement for income taxes on taxable benefits. Additionally, our Chief Executive Officer, Mr. Rubin, was also entitled to the use of a Company‑owned or leased automobile. The Compensation Committee and the Board believe that these benefits and perquisites are reasonable and consistent with the nature of the executives’ responsibilities, provide a competitive level of total compensation to our executives and serve as an important element in retaining those individuals. The cost to Michaels of these benefits to the Named Executive Officers is set forth in the Summary Compensation Table under the column “All Other Compensation” and detail about each element is set forth in the table presented in footnote 5 to the Summary Compensation Table.

Employment and Severance Agreements

We entered into an employment agreement with Mr. Rubin, which became effective on March 18, 2013, the date he commenced employment, which includes certain severance benefits in the event of termination other than for cause or by Mr. Rubin for good reason, as such terms are defined in the agreement. The specific terms of Mr. Rubin’s employment agreement, are discussed in the section entitled “Rubin Employment Agreement” following the Grants of Plan‑Based Awards Table and under “Executive Compensation—Potential Payments Upon Termination or Change of Control”.

In April 2008, the Board approved the Company’s Officer Severance Pay Plan (the “OSPP”), which was amended in July 2008, May 2014 and December 2014. The OSPP was established by the Company to provide certain severance benefits, subject to the terms and conditions of the OSPP, to designated officers (those with a position of Vice President or above, or an equivalent title as approved by the Compensation Committee, and excluding the Chief Executive Officer) in the event that their employment is terminated as a result of a “Qualifying Termination” (as defined in the OSPP and described below). A more detailed description of the OSPP may be found under “Potential Payments Upon Termination or a Change of Control”.

Tax and Accounting Considerations

Deductibility of Executive Compensation.  While the Compensation Committee takes into account tax and accounting considerations in structuring the components of the Company’s compensation program, these considerations are secondary to the primary objectives of the program. Section 162(m) of the Code (“Section 162(m)”) disallows a U.S. federal income tax deduction to any publicly held corporation for compensation exceeding $1 million in any taxable year to any of the corporation’s chief executive officer or other three most highly paid named executive officers other than its chief financial officer, except as to compensation that qualifies as performance‑based or is otherwise exempt under Section 162(m). Following our initial public offering and for awards made under a plan established before our initial public offering concluded, the Company expects to be able to claim the benefit of a special exemption that applies to compensation paid (or compensation in respect of stock options or restricted stock granted) during a transition period that may extend until the Company’s annual meeting of stockholders scheduled to be held in 2018, unless the transition period is terminated earlier under the Section 162(m) post‑offering transition rules. At such time as we are subject to the deduction limitations of Section 162(m), we expect that the Compensation Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions. However, the Compensation Committee may, in its judgment, authorize compensation payments that are not exempt under Section 162(m) when it believes that such payments are appropriate to attract or retain talent.

The Company’s Compensation Policies and Practices as They Relate to Risk Management

In accordance with the applicable disclosure requirements, to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, the Company is required to discuss those policies and practices for compensating the employees of the Company (including employees that are not Named Executive Officers) as they relate to the Company’s risk management practices and the possibility of incentivizing risk‑taking.

The Compensation Committee has evaluated the policies and practices of compensating the Company’s employees in light of the relevant factors, including the following:

•	the financial performance targets of the Company’s annual cash incentive program are the budgeted objectives that are reviewed and approved by the Board and/or the Compensation Committee;

•	bonus payouts are not based solely on Company performance, but also have achievement of individual performance objectives as a component;

•	bonus awards generally are not contractual entitlements, but are reviewed by the Compensation Committee and/or the Board and can be modified at their discretion;

•

the financial opportunity in the Company’s long‑term equity‑based compensation is best realized through long‑term appreciation of the Company’s stock price, which mitigates excessive short‑term risk‑taking; and

•

the allocation of compensation between cash and equity awards and the focus on stock‑based compensation, including options and restricted stock awards generally vesting over a period of years, thereby mitigating against short‑term risk taking.

Based on such evaluation, the Compensation Committee has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into our Annual Report on Form 10‑K for the fiscal year ended January 30, 2016.

THE COMPENSATION COMMITTEE

Matthew S. Levin
Peter F. Wallace

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table and footnotes include specific compensation information for each of the Named Executive Officers previously identified in the Compensation Discussion and Analysis above.

							Non‑Equity
					Stock	Option	Incentive Plan		All Other
		Salary	Bonus		Awards	Awards	Compensation		Compensation	Total
Name and Principal Position	Year	($)(1)	($)		($)(2)	($)(3)	($)(4)		($)(5)	($)
Carl S. Rubin	2015	1,160,462	—		1,166,666	1,480,436	1,473,454		338,311	5,619,329
Chairman and Chief	2014	1,126,654	—		—	—	1,410,359		338,982	2,875,995
Executive Officer	2013	930,769	—		6,099,187	10,657,671	847,660		2,142,407	20,677,694

Charles M. Sonsteby	2015	750,190			300,000	380,684	666,752		107,232	2,204,858
Chief Administrative Officer	2014	728,339	—		300,001	356,167	638,250		104,691	2,127,448
and Chief Financial Officer	2013	706,484	—		450,026	558,709	284,017		765,464	2,764,700

Stephen J. Carlotti	2015	537,721	—		183,345	232,655	373,496		68,034	1,395,251
Executive Vice President	2014	312,981	270,000	(6)	750,044	889,367	207,974		67,381	2,497,747
—Marketing
Dennis A. Mullahy	2015	445,823	—		333,333	422,982	212,923	(7)	35,432	1,450,493
Executive Vice President	2014	420,000	—		74,997	89,037	175,518		311,563	1,071,115
—Supply Chain and IT
Philo T. Pappas	2015	536,161	—		183,345	232,655	443,794		56,639	1,452,594
Executive Vice President	2014	521,419	—		183,330	217,653	424,778		65,420	1,412,600
—Merchandising	2013	429,478	—		2,573,624	344,671	116,958		1,083,175	4,547,906

(1)	The amounts in this column represent actual base salary paid in fiscal 2015, 2014 and 2013.

(2)

Represents the aggregate grant date fair value of the restricted stock awards on the date of the grant as calculated in accordance with ASC 718. With respect to restricted stock awards granted in fiscal year 2013, the underlying valuation assumptions are discussed in Note 8 to the Consolidated Financial Statements for the fiscal year ended February 1, 2014, included in our Registration Statement on Form S‑1/A, filed with the SEC on June 24, 2014. With respect to restricted stock awards granted in fiscal 2014, the underlying valuation assumptions are discussed in Note 8 to the Consolidated Financial Statements for the fiscal year ended January 31, 2015, included in our Annual Report on Form 10‑K for the fiscal year ended January 31, 2015.  With respect to restricted stock awards granted in fiscal 2015, the underlying valuation assumptions are discussed in Note 8 to the Consolidated Financial Statements for the fiscal year ended January 30, 2016, included in our Annual Report on Form 10‑K for the fiscal year ended January 30, 2016.

(3)

Represents the aggregate grant date fair value of the option awards on the date of the grant as calculated in accordance with ASC 718. With respect to option awards granted in fiscal year 2013, the underlying valuation assumptions are discussed in Note 8 to the Consolidated Financial Statements for the fiscal year ended February 1, 2014, included in our Registration Statement on Form S‑1/A, filed with the SEC on June 24, 2014. With respect to option awards granted in fiscal 2014, the underlying valuation assumptions are discussed in Note 8 to the Consolidated Financial Statements for the fiscal year ended January 31, 2015, included in our Annual Report on Form 10‑K for the fiscal year ended January 31, 2015.  With respect to option awards granted in fiscal 2015, the underlying valuation assumptions are discussed in Note 8 to the Consolidated Financial Statements for the fiscal year ended January 30, 2016, included in our Annual Report on Form 10‑K for the fiscal year ended January 30, 2016.

(4)

The amounts in this column for fiscal 2015 reflect the cash awards to Named Executive Officers under the Bonus Plan, which are discussed in further detail in the preceding section “Compensation Discussion and Analysis—Compensation Elements—Annual Bonuses.” The amounts in this column for fiscal 2014 reflect the cash awards to Named Executive Officers under the Company’s Bonus Plan for executive officers for fiscal 2014. The amounts in this column for fiscal 2013 reflect the cash awards to Named Executive Officers under the Company’s Bonus Plan for executive officers for fiscal 2013.

(5)	The table below reflects the fiscal 2015 components of this column.

	Carl S.	Charles M.	Stephen J.	Dennis A.	Philo T.
	Rubin	Sonsteby	Carlotti	Mullahy	Pappas
Medical Benefits(a)	$18,988	$9,385	$14,772	$28,922	$20,957
Insurance Premiums	6,838	9,682	4,451	4,623	7,100
Company Contributions to 401(k) and Group Universal Life Plan	2,676	2,667	—	—	2,848
Tax Reimbursement(b)	1,784	1,784	17,433	1,784	1,784
Relocation	—	—	31,275	—	—
Car Allowance/Company-owned or Leased Automobile	14,850	7,200	—	—	7,200
Equity Bonus(c)	293,072	76,411	—	—	16,647
Other(d)	103	103	103	103	103
Total Other	$338,311	$107,232	$68,034	$35,432	$56,639

(a)	The amounts in this row for all executive officers include Company‑paid medical benefits, including executive and spouse physicals.

(b)	Reimbursement of income taxes is related to relocation, long‑term disability insurance premiums and medical expenses.

(c)

The amounts in this row reflect dividend equivalent payments made to equity award holders upon vesting of restricted stock awards in fiscal 2015 related to the special dividend issued in July 2013 to our equity holders.

(d)	The amounts in this row include cost of holiday gifts provided to executive officers.

(6)

The amounts in this column include a sign on bonus of $20,000, payable within 30 days of Mr. Carlotti's start date, and a one-time bonus of $250,000, payable in April 2015, pursuant to the terms of Mr. Carlotti's offer letter with the Company.

(7)

Mr. Mullahy was promoted to Executive Vice President—Supply Chain and Information Technology in September 2015, and as a result his bonus was pro-rated in relation to the length of his fiscal 2015 service at the Senior Vice President level (which has a lower level of bonus payout) and his fiscal 2015 service at the Executive Vice President level.

Grants of Plan‑Based Awards for Fiscal 2015

The following table sets forth the plan‑based awards granted to our Named Executive Officers pursuant to Company plans during fiscal 2015.

Grants of Plan‑Based Awards

					All	All Other
					Other	Option
					Stock	Awards:	Exercise or	Grant Date
		Estimated Future Payouts			Awards:	Number of	Base	Fair Value
		Under Non-Equity Incentive			Number	Securities	Price of	of Stock
		Plan Awards(1)			Shares of	Underlying	Option	and
	Grant	Threshold	Target	Maximum	Stock	Options	Awards	Option
Name and Principal Position	Date	($)	($)	($)	(#)(2)(3)	(#)(2)	($/Sh)(3)	Awards(4)
Carl S. Rubin	N/A	210,060	1,167,000	2,334,000
Chairman and Chief	9/30/2015				50,505
Executive Officer(5)	9/30/2015					252,525	$23.10	$2,647,102
Charles M. Sonsteby	N/A	95,056	528,091	1,056,181
Chief Administrative Officer	9/30/2015				12,987
and Chief Financial Officer(5)	9/30/2015					64,935	$23.10	$680,683
Stephen J. Carlotti	N/A	63,268	351,488	702,975
Executive Vice President	9/30/2015				7,937
—Marketing(5)	9/30/2015					39,685	$23.10	$415,999
Dennis A. Mullahy	N/A	42,750	237,500	475,000
Executive Vice President	9/30/2015				14,430
—Supply Chain and IT(5)	9/30/2015					72,150	$23.10	$756,315
Philo T. Pappas	N/A	63,268	351,488	702,975
Executive Vice President	9/30/2015				7,937
—Merchandising(5)	9/30/2015					39,685	$23.10	$415,999

(1)

The threshold, target and maximum amounts in these columns show the range of payouts targeted for fiscal 2015 for performance under the Bonus Plan as discussed in further detail in “Compensation Discussion and Analysis—Compensation Elements—Annual Bonuses.” Bonuses were recommended by the Compensation Committee, and approved by the Board, as applicable, in March 2016 and were paid in April 2016, as reflected in the Summary Compensation Table in the column entitled “Non‑Equity Incentive Plan Compensation.”

(2)	All equity awards noted below were granted under the 2014 Omnibus Plan.

(3)	All grants of stock options have an exercise price equal to the closing price of our Common Stock on The NASDAQ Global Select Market, on the date of grant.

(4)	The amounts in this column represent the aggregate grant date fair value of the restricted stock and stock option awards as calculated in accordance with ASC 718.

(5)

Stock options were granted to each Named Executive Officer effective September 30, 2015 vesting at the rate of 25% per year on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of the applicable Named Executive Officer’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and the option agreement for each Named Executive Officer). Each Named Executive Officer’s restricted stock awards vest 25% on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of the applicable Named Executive Officer’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and the  restricted stock award agreement for each Named Executive Officer ). Each Named Executive Officer will receive all dividends and distributions, if any, paid with respect to the shares of restricted stock he holds, but if any such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability and vesting conditions as are the shares of restricted stock with respect to which they were paid.

Employment Agreements with Certain Named Executive Officers

Rubin employment agreement

We entered into an employment agreement with Mr. Rubin, our current Chairman and Chief Executive Officer, which became effective on March 18, 2013, the date he commenced employment. The agreement provides for an annual base salary of $1,100,000, subject to increase in the Board’s discretion. Mr. Rubin is eligible to earn an annual incentive bonus at a target of 100% of his annual base salary and a maximum bonus of 200% of his annual base salary, based on performance criteria established by the Board for each fiscal year during his employment. Mr. Rubin receives no additional compensation for his service as a director of the Company.

In connection with the commencement of his employment, Mr. Rubin was granted an option to purchase 1,845,000 shares of the Company’s Common Stock at an exercise price of $18.25 (which was adjusted to $13.86 in connection with the payment of a dividend to holders of our Common Stock in July 2013). The option will vest pro rata on each of the first five anniversaries of the date of grant. Mr. Rubin also was granted 334,288 restricted shares of the Company’s Common Stock that will vest pro rata on the first through fifth anniversaries of the date of grant.

For more information about the payments and benefits payable to Mr. Rubin upon a termination of his employment, please see “Executive Compensation—Potential Payments upon Termination or Change of Control” below.

Outstanding Equity Awards at Fiscal Year‑End 2015

The following table sets forth information regarding equity awards held by our Named Executive Officers as of January 30, 2016.

	Option Awards				Stock Awards
						Value of
	Number of	Number of			Number of	Shares or
	Securities	Securities			Shares or	Units of
	Underlying	Underlying	Option		Units of	Stock That
	Unexercised	Unexercised	Exercise	Option	Stock That	Have Not
	Options (#)	Options (#)	Price	Expiration	Have Not	Vested
Name and Principal Position	Exercisable	Unexercisable	($)(1)	Date(2)	Vested (#)	($)(3)
Carl S. Rubin					251,079	5,473,522
Chairman and Chief Executive	738,000	1,107,000	13.86	3/17/2021
Officer(4)	—	252,525	23.10	9/29/2025

Charles M. Sonsteby					40,139	875,030
Chief Administrative Officer	65,566	—	6.23	1/4/2019
and Chief Financial Officer(5)	200,566	—	6.55	1/4/2019
	215,566	—	11.14	1/4/2019
	61,548	61,550	13.90	7/2/2021
	24,736	74,209	15.16	8/11/2024
	—	64,935	23.10	9/29/2025

Stephen J. Carlotti					43,029	938,032
Executive Vice President—	58,488	175,462	16.03	6/15/2024
Marketing(6)	—	39,685	23.10	9/29/2025

Dennis A. Mullahy					28,857	629,083
Executive Vice President—Supply	53,578	53,579	15.56	1/21/2022
Chain and IT(7)	6,184	18,551	15.16	8/11/2024
	—	72,150	23.10	9/29/2025

Philo T. Pappas					118,081	2,574,166
Executive Vice President—	9,312	—	7.22	4/16/2017
Merchandising(8)	214,151	—	11.31	7/1/2017
	9,312	—	11.31	4/16/2017
	37,969	37,971	13.90	7/2/2021
	15,116	45,349	15.16	8/11/2024
	—	39,685	23.10	9/29/2025

(1)

All stock option awards granted prior to June 27, 2014, our first day of listing on The NASDAQ Global Select Market, have an exercise price determined by us to be equal to or greater than the fair market value of our Common

Stock on the date of grant. Because prior to June 27, 2014, the Company was privately‑held and there was no public market for our Common Stock, the fair market value of our Common Stock was determined by our Board based on available information that was material to the value of our Common Stock at the time such determination was made, including any third‑party valuation reports, the principal amount of the Company’s indebtedness, the Company’s actual and projected financial results, and fluctuations in the market value of publicly traded companies in the retail industry. All stock option awards granted on or after June 27, 2014 have an exercise price equal to the closing price of our Common Stock on The NASDAQ Global Select Market on the date of grant.

(2)

All stock option awards granted prior to the approval of the 2014 Omnibus Plan by our stockholders on June 6, 2014, have an eight‑year term, and all stock option awards granted after the approval of the 2014 Omnibus Plan have a ten‑year term.

(3)	Market values reflect the closing price of our Common Stock on The NASDAQ Global Select Market on January 29, 2016 (the last business day of fiscal year 2015), which was $21.80.

(4)

Stock options were granted to Mr. Rubin (i) effective March 18, 2013 vesting at the rate of 20% per year on each of the first through fifth anniversaries of March 18, 2013, or immediately upon a Change of Control (as defined in the Stockholders Agreement); and (ii) effective September 30, 2015 vesting at the rate of 25% per year on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of Mr. Rubin’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Rubin’s stock option agreement).  Mr. Rubin’s restricted stock awards with respect to 200,574 unvested shares of Common Stock vest 20% on each of the first through fifth anniversaries of March 18, 2013 or immediately upon a Change of Control (as defined in the Stockholders Agreement). Mr. Rubin’s restricted stock awards with respect to 50,505 unvested shares of Common Stock vest 25% on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of Mr. Rubin’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Rubin’s restricted stock award agreement). Mr. Rubin will receive all dividends and distributions, if any, paid with respect to the shares of restricted stock he holds, but if any such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability and vesting conditions as are the shares of restricted stock with respect to which they were paid.

(5)

Stock options were granted to Mr. Sonsteby: (i) effective July 3, 2013 vesting at the rate of 25% per year on each of the first through fourth anniversaries of July 3, 2013, or immediately upon a Change of Control (as defined in the Stockholders Agreement); (ii) effective August 12, 2014 vesting at the rate of 25% per year on each of the first through fourth anniversaries of August 12, 2014, or immediately upon the termination of Mr. Sonsteby’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Sonsteby’s stock option agreement); and (iii) effective September 30, 2015 vesting at the rate of 25% per year on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of Mr. Sonsteby’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Sonsteby’s stock option agreement).  Mr. Sonsteby’s restricted stock awards with respect to 12,310 unvested shares of Common Stock vest 25% on each of the first through fourth anniversaries of July 3, 2013, or immediately upon a Change of Control. Mr. Sonsteby’s restricted stock awards with respect to 14,842 unvested shares of Common Stock vest 25% on each of the first through fourth anniversaries of August 12, 2014, or immediately upon the termination of Mr. Sonsteby’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Sonsteby’s restricted stock award agreement).  Mr. Sonsteby’s restricted stock awards with respect to 12,987 unvested shares of Common Stock vest 25% on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of Mr. Sonsteby’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Sonsteby’s restricted stock award agreement).  Mr. Sonsteby will receive all dividends and distributions, if any, paid with respect to the shares of restricted stock he holds, but if any such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability and vesting conditions as are the shares of restricted stock with respect to which they were paid.

(6)

Stock options were granted to Mr. Carlotti (i) effective June 16, 2014 vesting at the rate of 25% per year on each of the first through fourth anniversaries of June 16, 2014, or immediately upon the termination of Mr. Carlotti’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Carlotti’s stock option agreement); and (ii) effective September 30, 2015 vesting at the rate of 25% per year on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of Mr. Carlotti’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Carlotti’s stock option agreement).  Mr. Carlotti’s restricted stock awards with respect to 35,092 unvested shares of Common Stock vest 25% on each of the first through fourth anniversaries of June 16, 2014, or immediately upon the termination of Mr. Carlotti’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Carlotti’s restricted stock award agreement).  Mr. Carlotti’s restricted stock awards with respect to 7,937 unvested shares of Common Stock vest 25% on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of Mr. Carlotti’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Carlotti’s restricted stock award agreement).  Mr. Carlotti will receive all dividends and distributions, if any, paid with respect to the shares of restricted stock he holds, but if any such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability and vesting conditions as are the shares of restricted stock with respect to which they were paid.

(7)

Stock options were granted to Mr. Mullahy: (i) effective January 22, 2014 vesting at the rate of 25% per year on each of the first through fourth anniversaries of January 22, 2014, or immediately upon a Change of Control (as defined in the Stockholders Agreement); (ii) effective August 12, 2014 vesting at the rate of 25% per year on each of the first through fourth anniversaries of August 12, 2014, or immediately upon the termination of Mr. Mullahy’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Mullahy’s stock option agreement); and (iii) effective September 30, 2015 vesting at the rate of 25% per year on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of Mr. Mullahy’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Mullahy’s stock option agreement). Mr. Mullahy’s restricted stock awards with respect to 10,717 unvested shares of Common Stock vest 25% on each of the first through fourth anniversaries of January 22, 2014, or immediately upon a Change of Control. Mr. Mullahy’s restricted stock awards with respect to 3,710 unvested shares of Common Stock vest 25% on each of the first through fourth anniversaries of August 12, 2014, or immediately upon the termination of Mr. Mullahy’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Mullahy’s restricted stock award agreement). Mr. Mullahy’s restricted stock awards with respect to 14,430 unvested shares of Common Stock vest 25% on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of Mr. Mullahy’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Mullahy’s restricted stock award agreement). Mr. Mullahy will receive all dividends and distributions, if any, paid with respect to the shares of restricted stock he holds, but if any such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability and vesting conditions as are the shares of restricted stock with respect to which they were paid.

(8)

Stock options were granted to Mr. Pappas (i) effective July 3, 2013 vesting at the rate of 25% per year on each of the first through fourth anniversaries of July 3, 2013, or immediately upon a Change of Control (as defined in the Stockholders Agreement); (ii) effective August 12, 2014 vesting at the rate of 25% per year on each of the first through fourth anniversaries of August 12, 2014, or immediately upon the termination of Mr. Pappas’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Pappas’s stock option agreement); and (iii) effective September 30, 2015 vesting at the rate of 25% per year on each of the first through fourth anniversaries of September 30, 2015, or immediately upon the termination of Mr. Pappas’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Pappas’s stock option agreement). Mr. Pappas’s restricted stock awards with respect to 7,594 unvested shares of Common Stock vest 25% on each of the first through fourth anniversaries of July 3, 2013, or immediately upon a Change of Control. Mr. Pappas’s restricted stock awards with respect to 44,280 unvested shares of Common Stock vest fully on the third anniversary of January 22, 2014. Mr. Pappas’s restricted stock awards with respect to 49,200 additional unvested shares of Common Stock vest as follows: (a)(i) 24,600 shares on March 31, 2016, so long as Company has achieved at least ten percent (10%) growth in its EBIT in fiscal year 2015 as compared to fiscal year 2014, and (ii) 24,600 shares on March 31, 2017, so long as the Company has achieved at least ten (10%) percent growth in its EBIT in fiscal year 2016 as compared to fiscal year 2015; and (b) with respect to any shares that otherwise remain unvested pursuant to (a), Mr. Pappas will be able to vest in such shares contingent on the Company’s achievement of certain cumulative EBIT metrics. Mr. Pappas’s restricted stock awards with respect to 9,070 unvested shares of Common Stock vest 25% on each of the first through fourth anniversaries of August 12, 2014, or immediately upon the termination of Mr. Pappas’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Pappas’s restricted stock award agreement). Mr. Pappas’s restricted stock awards with respect to 7,937 unvested shares of Common Stock vest 25% on each of the first through fourth anniversaries of Spetmebr 30, 2015, or immediately upon the termination of Mr. Pappas’s employment without cause within 12 months following a Change of Control (as defined in the 2014 Omnibus Plan and Mr. Pappas’s restricted stock award agreement). Mr. Pappas will receive all dividends and distributions, if any, paid with respect to the shares of restricted stock he holds, but if any such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability and vesting conditions as are the shares of restricted stock with respect to which they were paid.

Option Exercises and Stock Vested for Fiscal 2015

The following table shows the number of stock options exercised by our Named Executive Officers, and stock awards held by our Named Executive Officers that vested, during fiscal year 2015.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value
	Acquired on	Value Realized	Acquired on	Realized on
	Exercise	on Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)
Carl S. Rubin	—	—	66,857	1,952,224	(2)
Chairman and Chief Executive Officer
Charles M. Sonsteby	165,000	3,511,353	22,381	561,171	(3)
Chief Administrative Officer and Chief Financial Officer
Stephen J. Carlotti	—	—	11,698	313,506	(4)
Executive Vice President—Marketing
Dennis A. Mullahy	—	—	6,594	150,358	(5)
Executive Vice President—Supply Chain & IT
Philo T. Pappas	107,151	2,145,273	60,940	1,499,179	(6)
Executive Vice President—Merchandising

(1)	Represents the stock price on The NASDAQ Global Select Market at exercise minus the option exercise price, multiplied by the number of shares acquired on exercise.

(2)

Represents the fair market value of the shares on the vesting date, which was $29.20, calculated as the closing stock price on The NASDAQ Global Select Market on the vesting date or last business day closest to the vesting date multiplied by the number of shares vesting. Mr. Rubin forfeited 23,046 restricted shares to cover his withholding tax obligations due upon vesting of restricted shares in fiscal year 2015.

(3)

Represents the fair market value of the shares on the vesting dates, which was $25.80 with respect to 4,947 shares, $27.08 with respect to 6,155 shares and $23.66 with respect to 11,279 shares, calculated as the closing stock price on The NASDAQ Global Select Market on the vesting dates or last business day closest to the vesting dates multiplied by the number of shares vesting. Mr. Sonsteby forfeited 9,388 restricted shares to cover his withholding tax obligations due upon vesting of restricted shares in fiscal year 2015.

(4)

Represents the fair market value of the shares on the vesting date, which was $26.80, calculated as the closing stock price on The NASDAQ Global Select Market on the vesting date or last business day closest to the vesting date multiplied by the number of shares vesting. Mr. Carlotti forfeited 3,638 restricted shares to cover his withholding tax obligations due upon vesting of restricted shares in fiscal year 2015.

(5)

Represents the fair market value of the shares on the vesting dates, which was $25.80 with respect to 1,237 shares and $22.11 with respect to 5,357 shares, calculated as the closing stock price on The NASDAQ Global Select Market on the vesting dates or last business day closest to the vesting dates multiplied by the number of shares vesting. Mr. Mullahy forfeited 1,986 restricted shares to cover his withholding tax obligations due upon vesting of restricted shares in fiscal year 2015.

(6)

Represents the fair market value of the shares on the vesting dates, which was $25.80 with respect to 3,023 shares, $27.06 with respect to 24,600 shares, $27.08 with respect to 3,797 shares and $22.11 with respect to 29,520 shares, calculated as the closing stock price on The NASDAQ Global Select Market on the vesting dates or last business day closest to the vesting dates multiplied by the number of shares vesting. Mr. Pappas forfeited 21,407 restricted shares to cover his withholding tax obligations due upon vesting of restricted shares in fiscal year 2015.

Potential Payments upon Termination or Change of Control

Mr. Rubin, is entitled under his employment agreement, effective March 18, 2013 (the “Rubin Agreement”), to certain benefits in the event of termination. Messrs. Sonsteby, Carlotti, Pappas and Mullahy participate in the OSPP (as described below), which provides for severance payments and benefits upon certain terminations of employment.

In addition, in the event of a Change of Control (as defined in the 2014 Omnibus Plan), the 2014 Omnibus Plan provides for a range of possible actions with respect to outstanding equity awards, including acceleration of vesting. In the event of a transaction that constitutes a Change of Control for awards granted prior to the adoption of the 2014 Omnibus Plan on June 6, 2014, each Named Executive Officer, would be entitled to acceleration of his equity awards. In the event of a transaction that constitutes a Change of Control for awards granted prior to the adoption of the 2014 Omnibus Plan on June 6, 2014, each Named Executive Officer, would be entitled to acceleration of his equity awards in the event of a subsequent termination of employment within twelve months following the Change of Control. In addition, our Named Executive Officers may also be entitled to accelerated vesting of their respective equity awards upon a termination of employment, depending on the specific circumstance as set forth below. The payments for which the Named Executive Officers are eligible under various circumstances related to a Change of Control or termination of employment are detailed below.

The 2014 Omnibus Plan defines a “Change of Control” as follows (1) whenever used in an Award granted prior to the date of adoption of the Omnibus Plan, a “Change of Control” as defined in Stockholders Agreement, and (2) in every other case, a “Change of Control” means the occurrence of any of the following: (i) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock either (A) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (B) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (ii) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect from time to time), other than the Investors and their respective affiliated funds, excluding, in any case referred to in clause (i) or (ii) an initial public offering or any bona fide primary or secondary public offering following the occurrence of an initial public offering; or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

The Stockholders Agreement defines a “Change of Control” as the occurrence of any of the following: (i) any consolidation or merger of the Company with or into any other corporation or other person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock either (A) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (B) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire Board of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (ii) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any person and its affiliates or associates, other than the Sponsors and their affiliates and the affiliates of Highfields Capital Management LP, excluding, in any case, the Company’s initial public offering or any bona fide primary or secondary public offering following the occurrence of the initial public offering; or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

Rights and Potential Payments on Termination for Cause, Death, Disability and Voluntary Resignation

Cause.  Each of the Rubin Agreement and the OSPP provides that no payments or benefits are due to a Named Executive Officer in the event of a termination for cause except amounts accrued and payable to such executive through the termination date. Under the 2014 Omnibus Plan, all stock options (whether vested or unvested) will immediately terminate on a termination of employment for cause.

Death.  Each Named Executive Officer is provided a life insurance policy by the Company with a $1,000,000 benefit, which would be payable to the executive’s beneficiaries upon such executive’s death. The Rubin Agreement provides that his beneficiaries would be further entitled to an amount equal to his pro‑rated bonus for the year in which death occurs. Under the 2014 Omnibus Plan, the executive’s permitted transferee has the option within the one‑year period following the executive’s termination of employment (or through the option’s expiration date, if earlier) to exercise any vested stock options held by the Named Executive Officer prior to his death. Assuming the executive’s death on January 30, 2016, the last day of our fiscal year, and that the executive’s permitted transferee exercised its option to exercise any vested stock options held by the Named Executive Officer at such time and to sell all of the shares owned by the Named Executive Officer, the estate of each Named Executive Officer would have realized, using a price of $21.80 per share of Common Stock, the closing price of our Common Stock on The NASDAQ Global Select Market on January 29, 2016 (the last business day of fiscal year 2015), the following amounts for his shares (based on the spread, if any, of the fair market value of the Common Stock as of fiscal year end over the value of the applicable exercise prices for the vested options): Carl S. Rubin, $5,858,400; Charles M. Sonsteby, $7,027,040; Stephen J. Carlotti, $337,476; Dennis A. Mullahy, $375,627; and Philo T. Pappas, $2,879,390.

Disability.  The Company provides each Named Executive Officer with an executive long‑term disability policy for the benefit of such executive, which would afford such executive a right to disability benefits after 90 days of the executive becoming disabled in the amount of 67% of monthly compensation up to $20,000 per month. This benefit generally continues until the disability is resolved or age 65. Under the Rubin Agreement, Mr. Rubin would be further entitled to an amount equal to his pro‑rated bonus for the year in which his termination due to disability occurs. During the one‑year period following the executive’s termination of employment due to disability (or through the option’s expiration date, if earlier), the executive may exercise any vested stock options held by him prior to his termination. Assuming the executive exercised his option to exercise any vested stock options held by him at such time and to sell all of the shares owned by the Named Executive Officer upon disability on the last day of fiscal 2015, the Named Executive Officer would have received, using a price of $21.80 per share of Common Stock, the closing price of our Common Stock on The NASDAQ Global Select Market on January 29, 2016 (the last business day of fiscal year 2015), the following amounts for his shares (based on the spread, if any, of the fair market value of the Common Stock as of fiscal year end over the value of the applicable exercise prices for the vested options): Carl S. Rubin, $5,858,400; Charles M. Sonsteby, $7,027,040; Stephen J. Carlotti, $337,476; Dennis A. Mullahy, $375,627; and Philo T. Pappas, $2,879,390.

Voluntary resignation.  In the event of a voluntary resignation of any of the Named Executive Officers, there are no payments or benefits that continue beyond what is accrued and payable through the termination date. In the event of a voluntary resignation in the case where the executive is (i) at or above age 65 or (ii) at or above age 55 with five years of service to the Company, any vested options held by him will remain exercisable for two years following such resignation (or through the option’s expiration date, if earlier).  In the event, the preceding is not applicable, the executive may exercise any vested options held by him prior to his resignation for up to 60 days following termination (or through the option’s expiration date, if earlier).

Rights and Potential Payment Upon a Change of Control or Termination Without Cause or With Good Reason

Rubin Employment Agreement

Pursuant to the Rubin Agreement, if Mr. Rubin’s employment is terminated by the Company without cause or by Mr. Rubin for good reason, then, for the two‑year period following the date of termination, he would be entitled, subject to signing an effective release of claims, to receive a severance benefit equal to (i) his base salary at the annual rate in effect on the date of termination, (ii) the amount of his annual target bonus for the year of termination and (iii) continued medical and dental benefits at the Company’s expense. Mr. Rubin’s severance entitlements are also subject to his compliance with certain restrictive covenants, including non‑competition, non‑hire, and non‑solicitation obligations during, and for two years following his employment.

Pursuant to the Rubin Agreement, “cause” means the following events or conditions, as determined by the Board in its reasonable judgment: (i) the willful failure to perform (other than by reason of disability), or gross negligence in the performance of, his material duties and responsibilities to the Company or any of its Affiliates (as defined in the Rubin Agreement), or willful failure to follow or carry out any lawful and reasonable direction of the Board, and the continuance of such willful failure or gross negligence for a period of 25 days after written notice; (ii) the willful material breach of any provision of this Agreement or any other material agreement between Mr. Rubin and the Company or any of its Affiliates and the continuance of such material breach for a period of 25 days after delivery of written notice to the executive; (iii) fraud, embezzlement, theft or other dishonesty with respect to the Company or any of its Affiliates; (iv) the conviction of, or a plea of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude; and (v) any other conduct that involves a willful and material breach of fiduciary obligation.

The term “good reason” means any of the following, if occurring without Mr. Rubin’s consent or other than for tax or other regulatory reasons: (i) removal of Mr. Rubin from the position of CEO or director of the Company (or a successor corporation), or his removal from a director or officer position of an Immediate Affiliate; (ii) material diminution in the nature or scope of his responsibilities, duties or authority, including the appointment or election of a Board Chairman who is also an executive officer of the Company, other than Mr. Rubin, a change in his direct reporting to the full Board or a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another corporation or other entity or resulting from an acquisition by a person or entity of at least 50% of the equity, property or other assets of the Company or any of its Affiliates; provided, however, that any material diminution of the business of the Company or any of its Affiliates shall not constitute “good reason”; (iii) the material failure of the Company to provide him the base salary and annual bonus opportunity in accordance with the terms of the Rubin Agreement; or (iv) relocation of Mr. Rubin’s office to an area outside of a 50‑mile radius from the Company’s current headquarters in Irving, Texas. To qualify as a termination for good reason under the Rubin Agreement, notice to the Company must have been given by Mr. Rubin and the Company must have failed to cure the good reason within 30 days of receiving notice.

In addition to the Rubin Agreement, Mr. Rubin entered into agreements providing for his restricted stock grants and his stock option grants. These agreements provide that in the event of a Change of Control (as defined in the Stockholders Agreement and above under “—Potential Payments upon Termination or Change of Control”), all of Mr. Rubin’s restricted stock and stock options will immediately vest.

The Rubin Agreement provides no change of control severance benefits.

Officer Severance Pay Plan

In April 2008, the Board approved the OSPP, which was amended in July 2008 and was further amended on May 20, 2014 and December 9, 2014. The OSPP was established by the Company to provide certain severance benefits, subject to the terms and conditions of the OSPP, to designated officers (those with a position of Vice President or above, or an equivalent title as approved by the Compensation Committee, and excluding the Chief Executive Officer) in the event that their employment is permanently terminated as a result of a “Qualifying Termination”. For purposes of the OSPP, an executive is subject to a “Qualifying Termination” if:

•	the executive is on active payroll or is on an approved leave of absence with a right to reinstatement at the time his or her employment terminates;

•

the executive’s employment is terminated by the Company other than for “Cause” (which includes a refusal or failure to perform, or material negligence in the performance of, the executive’s duties, a material breach of a material agreement between the executive and the Company, fraud, embezzlement, theft, other dishonesty, the conviction of or plea of guilty or nolo contendere to a crime involving dishonesty or moral turpitude, breach of a fiduciary duty to the Company or violation of Company policy that could expose the Company to liability or could damage the Company’s business or reputation) and other than a result of death or disability;

•

the executive is not offered and has not accepted other employment with (1) an affiliate of the Company, (2) a successor of the Company, or (3) a purchaser of some or all of the assets of the Company, in each case: (a) in a position which the executive is qualified to perform regardless of whether the executive is subject to, among other things, a new job title, different reporting relationships or a modification of the executive’s duties and responsibilities; (b) in a position that, when compared with the executive’s last position with the Company, provides a comparable base salary and bonus opportunity; and (c) where there is no change in the executive’s principal place of employment to a location more than 35 miles from the executive’s principal place of employment immediately prior to the Qualifying Termination; and

•

the executive continues employment until the termination date designated by the Company or such earlier date to which the Company agrees, and, during the period from the date the executive receives notice of termination until the termination date, the executive continues to perform to the reasonable satisfaction of the Company.

•	Executives subject to a Qualifying Termination are entitled to the following benefits:

•

severance pay, payable in accordance with the Company’s normal payroll practices, at the following levels: (i) for the position of Vice President with less than two years of service, six months of base salary continuation; (ii) for the position of Vice President with two or more years of service, twelve months of base salary continuation; (iii) for the position of Senior Vice President, Executive Vice President or President with less than two years of service, twelve months of base salary continuation; and (iv) for the position of Senior Vice President, Executive Vice President or President with two or more years of service, eighteen months of base salary continuation;

•	a pro‑rated earned annual bonus for the year of termination; and

•

cash welfare benefit payments to be paid at a rate equal to (i) the Company‑paid portion of the group medical and dental plan premiums in effect for the executive (and his/her spouse and dependents, as applicable) immediately prior to the termination date, as pro‑rated for each payroll period, multiplied by (ii) 130%.

In order to obtain severance benefits under the OSPP, an executive must first execute a severance agreement and release with the Company that includes a waiver and release of any and all claims against the Company and a commitment that, for the greater of twelve months or the severance period, the executive will not solicit or hire any associate or distributor or vendor of the Company or its subsidiaries and will not directly or indirectly compete with, or join an organization that directly or indirectly competes with, the Company. Additionally, an executive officer will not be eligible for benefits under the OSPP if he or she is eligible for severance pay or other termination benefits under any other severance pay plan or under any employment agreement or other agreement with the Company or any of its affiliates.

Estimated Equity Payments

Had a Change of Control occurred on the last day of fiscal 2015 and each Named Executive Officer was subsequently terminated, each Named Executive Officer would have realized the following values for their unvested options, including those with accelerated vesting, (based on the spread, if any, of $21.80 per share of Common Stock, the closing price of our Common Stock on The NASDAQ Global Select Market on January 29, 2016 (the last business day of fiscal year 2015), over the value of the applicable exercise prices for the options): Carl S. Rubin, $8,787,600; Charles M. Sonsteby, $979,260; Stephen J. Carlotti, $1,012,416; Dennis A. Mullahy, $457,750; and Philo T. Pappas, $601,253. Each Named Executive Officer would additionally have realized the following values for their unvested restricted shares, including those vesting: Carl S. Rubin, $712,038; Charles M. Sonsteby, $141,882; Stephen J. Carlotti, $202,481; Dennis A. Mullahy, $91,508; and Philo T. Pappas, $670,271.

Estimated Separation Payments

The table below reflects the amount of compensation payable in the event of an involuntary termination without cause or resignation for good reason to (i) Mr. Rubin under his employment agreement, and (ii) each of the other Named Executive Officers, under the OSPP described above. The amounts shown in the table for the Named Executive Officers, assume that the executive’s termination was effective as of the last day of the fiscal year, January 30, 2016, and have been determined, where applicable, using a price of $21.80 per share of Common Stock, the closing price of our Common Stock on The NASDAQ Global Select Market on January 29, 2016 (the last business day of fiscal year 2015).

The actual amounts, or value, to be paid to these Named Executive Officers can only be determined at the time of such executive’s separation from the Company.

	Executive Payments
	and Benefits
	upon Termination
	Without Cause
	or by Executive
	with Good Reason ($)
Carl S. Rubin
Salary	2,334,000
Bonus	1,167,000
Welfare Benefits	39,313	(1)
Total	3,540,313
Charles M. Sonsteby
Salary	1,131,623
Bonus	528,091
Welfare Benefits	19,290	(1)
Total	1,679,004
Stephen J. Carlotti
Salary	811,125
Bonus	351,488
Welfare Benefits	29,485	(1)
Total	1,192,098
Dennis A. Mullahy
Salary	712,500
Bonus	237,500
Welfare Benefits	29,485	(1)
Total	979,485
Philo T. Pappas
Salary	811,125
Bonus	351,488
Welfare Benefits	29,485	(1)
Total	1,192,098

(1)

Represents the estimated value of the cash amount that would be payable to the executive in respect of post-termination medical and dental benefits, including related tax gross-ups, under Mr. Rubin’s employment agreement or the OSPP, as applicable.

AUDIT COMMITTEE MATTERS

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of the Company’s accounting, auditing and financial reporting practices. In accordance with the rules of the Securities and Exchange Commission (“SEC”) and The NASDAQ Stock Market (“NASDAQ”), the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of the NASDAQ and the Company’s Corporate Governance Guidelines. Further, the Board has determined that one of our members (Mr. Mahoney) is an audit committee financial expert as defined by the rules of the SEC.

The Audit Committee met seven times during fiscal 2015, including four meetings held with Michaels’ Chief Financial Officer, Chief Accounting Officer and Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm, prior to the public release of the Company’s quarterly earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding E&Y’s communications with the Audit Committee concerning independence and discussed with E&Y its independence. We discussed Michaels’ internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing with management, the internal auditors and E&Y. We also reviewed with both E&Y and our internal auditors their audit plans, audit scope and identification of audit risks.

Furthermore, we discussed with E&Y communications required by the Standards of the PCAOB (United States), as described in PCAOB Auditing Standard No. 16, “Communication with Audit Committees,” and, with and without management present, reviewed and discussed the results of E&Y’s examination of Michaels’ financial statements. We also discussed the results of the internal audit examinations with and without management present.

Fees to Independent Registered Public Accounting Firm

The aggregate fees the Company paid for professional services rendered by E&Y for fiscal 2015 and fiscal 2014 were:

In thousands	2015	2014
Audit	$1,323,067	$1,607,610
Audit-Related	41,300	41,300
Tax	260,920	180,371
All Other	2,200	2,200
Total	$1,627,487	$1,831,481

•

Audit fees were for professional services rendered for the audits of Michaels’ consolidated financial statements including financial statement schedules, reviews of interim financial statements, subsidiary audits, assistance with review of documents filed with the SEC (including those related to our initial public offering and our secondary offerings), audit work related to our data security incident and audit work related to our acquisition of Lamrite West, Inc. and certain of its affiliates and subsidiaries.

•	Audit‑related fees were for services related to our employee benefit plans.

•	Tax fees were for services related to tax compliance and routine consulting, including assistance with tax audits and appeals and international projects.

We pre‑approve all audit services and all permitted non‑audit services by E&Y, including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit the Company from engaging E&Y to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution‑in‑kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker‑dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether Michaels’ use of E&Y for permitted non‑audit services is compatible with maintaining E&Y’s independence. We concluded that E&Y’s provision of non‑audit services in fiscal 2015, which we approved in advance, was compatible with its independence.

We reviewed the audited financial statements of the Company as of January 30, 2016 with management and E&Y. Management has the responsibility for the preparation of Michaels’ financial statements, and E&Y has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and E&Y, we resolved that Michaels’ audited financial statements be included in its Annual Report on Form 10‑K for the fiscal year ended January 30, 2016 for filing with the SEC. We also have selected E&Y as the independent registered public accounting firm for fiscal year 2016.

Audit Committee

John J. Mahoney, Chair
Monte E. Ford Karen Kaplan
Beryl B. Raff

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017 and has directed that management submit the selection of that firm to the stockholders for ratification at the Annual Meeting. Representatives of E&Y are expected to attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the stockholders.

Stockholder ratification of the selection of E&Y as the Company’s independent registered public accounting firm is not required by the Company’s by‑laws or otherwise. However, we are submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders.

For information concerning fees paid to E&Y during fiscal 2015 and fiscal 2014, see “Fees to Independent Registered Public Accounting Firm” above.

Your Board of Directors unanimously recommends a vote FOR Proposal 2, Ratification of Selection of Independent Registered Public Accounting Firm.

VOTING REQUIREMENTS AND PROXIES

The affirmative vote of the holders of a plurality of votes properly cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. All other proposals require the approval by holders of a majority of votes properly cast by the stockholders entitled to vote at the Annual Meeting.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees and for the ratification of the appointment of the independent registered public accounting firm. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares on any matter other than Proposal 2 (Ratification of the Independent Registered Public Accounting Firm). If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A stockholder who intends to present a proposal at the 2017 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than December 24, 2016. Written proposals may be mailed to us at The Michaels Companies, Inc., 8000 Bent Branch Drive, Irving, TX 75063 Attn: Corporate Secretary. A stockholder who intends to nominate a director or present any other proposal at the 2017 Annual Meeting of Stockholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than February 1, 2017 and no later than March 3, 2017. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by‑laws, which are available at http://investors.michaels.com, describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our by‑laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. Our officers, directors and other associates may assist in soliciting proxies by mail, telephone and personal interview.

MMMMMMMMMMMM . Admission Ticket MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 31, 2016. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/MIK • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends that you vote FOR the following proposals: 1. Election of Directors: 01 - Joshua Bekenstein 04 - Karen Kaplan 07 - John J. Mahoney 10 - Carl S. Rubin 02 - Nadim El Gabbani 05 - Lewis S. Klessel 08 - James A. Quella 11 - Peter F. Wallace 03 - Monte E. Ford 06 - Matthew S. Levin 09 - Beryl B. Raff + Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. ForAgainst Abstain 2. To ratify the appointment of Ernst & Young LLP as The Michaels Companies, Inc. independent registered public accounting firm for the current fiscal year ending January 28, 2017 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X2 7 7 9 6 2 1 02CKJC MMMMMMMMM B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. DIRECTIONS TO THE ANNUAL MEETING The Michaels Companies, Inc. Support Center 8000 Bent Branch Dr. Irving, TX 75063 To attend the Annual Meeting, you must demonstrate that you were a Michaels stockholder as of the close of business on April 7, 2016, or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of April 7, 2016, such as a brokerage account statement showing your ownership on that date or similar evidence of such ownership. All stockholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures. From Dallas-Fort Worth International Airport (from the West) • • • • Take the north exit out of the airport. Take the TX-114E exit toward Irving/Downtown Dallas and merge onto TX-114E. Take the Belt Line Road exit and turn left onto N. Belt Line Road. Turn right onto Bent Branch Drive and the Michaels Support Center will be on the right. From the East • • • • Drive West on IH-635. Take the President George Bush Turnpike S exit and merge onto President George Bush Turnpike. Take the DFW Airport/Royal Lane/TX-114 exit and immediately turn right onto Royal Lane. Turn right onto Bent Branch Drive and the Michaels Support Center will be on the right. From the South • • • • • Drive North on I-35E N/ Stemmons Freeway. Keep left at the fork to continue to TX-183W and follow signs for TX-183/TX-114/Irving/DFW Airport. Keep right at the fork to continue on TX-114W and merge onto TX 114W. Take the Belt Line Road exit and turn right onto N. Belt Line Road. Turn right onto Bent Branch Drive and the Michaels Support Center will be on the right. From the North • • • Drive South on President George Bush Turnpike . Take the DFW Airport/Royal Lane/TX-114 exit and immediately turn right onto Royal Lane. Turn right onto Bent Branch Drive and the Michaels Support Center will be on the right. Building Entrance and Parking Michaels Support Center is located at 8000 Bent Branch Drive in Irving, TX 75063. We are in a two story red brick building with the “Michaels” sign located at the main entrance to our facility. The Shareholder meeting will be held in the Michaels Auditorium located inside the building near the intersection of Mesquite Bend Blvd and Bent Branch Drive. Parking will be available at the entrance closest to the Michaels Auditorium. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q PROXY — THE MICHAELS COMPANIES, INC. + Notice of 2016 Annual Meeting of Shareholders The Michaels Companies, Inc. Support Center, 8000 Bent Branch Drive, Irving, TX 75063 Proxy Solicited by Board of Directors for Annual Meeting — June 1, 2016 Carl S. Rubin, Charles M. Sonsteby and Michael J. Veitenheimer, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The Michaels Companies, Inc. to be held on June 1, 2016 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR PROPOSAL 2. The proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C